Filed pursuant to Rule 424(b)(2)
SEC File No. 333-162328

The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 31, 2012

PROSPECTUS     SUPPLEMENT

(To prospectus dated October 5, 2009)

$250,000,000

% Senior Notes due 2020

We are offering $250,000,000 aggregate principal amount of     % Senior Notes due 2020. We will pay interest on the notes on                      and                      of each year, beginning                     , 2012. The notes will mature on                     , 2020.

We may redeem some or all of the notes at any time on or after                     , 2016 at the redemption prices described in this prospectus supplement. We may also redeem up to 35% of the notes prior to                     , 2015 with cash proceeds we receive from certain equity offerings. If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness or if we experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will initially be guaranteed by each of our subsidiaries that guarantees indebtedness under our credit facility and by certain of our future restricted subsidiaries. The notes and the guarantees will be our general unsecured senior obligations and will rank equal in right of payment with all of our other existing and future senior unsecured indebtedness that is not by its terms subordinated to the notes, including our 8 3/8% Senior Notes due 2017 and our 7 3/4% Senior Notes due 2019. The notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the collateral securing such indebtedness, including our bank credit facility.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus.

	Per Note		Total
Public offering price (1)		%	$
Underwriting discount		%	$
Proceeds, before expenses to us (1)		%	$

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch

BMO Capital Markets

J.P. Morgan

Co-Managers

BB&T Capital Markets	BOSC, Inc.	Comerica Securities
Global Hunter Securities	IBERIA Capital Partners L.L.C.	Lloyds Securities
Mitsubishi UFJ Securities	Natixis	Scotiabank

SunTrust Robinson Humphrey	US Bancorp

The date of this prospectus supplement is                     , 2012

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

The first part of this document is this prospectus supplement, which describes our business and the specific terms of this offering. The second part is the accompanying base prospectus, which we call the accompanying prospectus, and which gives more general information than this prospectus supplement, some of which may not apply to this offering. Generally, when we refer to “prospectus,” we are referring to both parts combined.

IF THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS INCONSISTENT WITH THE INFORMATION IN THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when deciding to purchase the notes. In addition, we incorporate important business and financial information in this prospectus supplement and the accompanying prospectus by reference to other documents. You should read and consider the information in the documents to which we have referred you in the section captioned “Where You Can Find More Information” in the accompanying base prospectus.

For some of the natural gas and oil industry terms used in this prospectus supplement we have provided definitions in the section captioned “Definitions” in this prospectus supplement.

S-i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the Securities and Exchange Commission, or the SEC. You may read and copy any of the reports, proxy statements, and any other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxies, information statements, and other information regarding registrants, including us, that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus or any prospectus supplement. Reports, proxies, information statements, and other information about us may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules at the addresses listed above.

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 4, 2012;

•

Our Current Reports on Form 8-K, filed with the SEC on February 6, 2012, April 30, 2012, May 1, 2012, as amended by the Current Report on Form 8-K/A filed with the SEC on May 16, 2012, and May 9, 2012; and

•

The description of our common stock, par value $0.50 per share, contained in the Company’s registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

S-ii

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Comstock Resources, Inc.

Attention: Roland O. Burns, Senior Vice President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and our public releases, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are identified by use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “would,” and similar terms. All statements, other than statements of historical or current facts, included in this prospectus, are forward-looking statements, including statements regarding:

•	amount and timing of future production of oil and natural gas;

•	the availability of exploration and development opportunities;

•	amount, nature, and timing of capital expenditures;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial or operating results;

•	our cash flow and anticipated liquidity;

•	operating costs, including lease operating expenses, administrative costs, and other expenses;

•	finding and development costs;

•	our business strategy; and

•	other plans and objectives for future operations.

Any or all of our forward-looking statements in this prospectus may turn out to be incorrect. They can be affected by a number of factors, including, among others:

•	the risks described in “Risk Factors” and elsewhere in this prospectus;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the timing and success of our drilling activities;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute, or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies, and personnel;

•	our ability to discover or acquire additional reserves;

S-iv

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic conditions, the status of the financial markets, and competitive conditions;

•	our ability to retain key members of our senior management and other key employees; and

•	hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage that impact the supply of crude oil and natural gas.

S-v

SUMMARY

This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement, accompanying prospectus and all documents incorporated by reference, including the risk factors and the financial statements and related notes, before deciding to purchase the notes. Unless otherwise indicated, or unless the context otherwise requires, all references to “Comstock,” “we,” “us,” and “our” in this prospectus supplement mean Comstock Resources, Inc. and our consolidated subsidiaries.

Our Business

We are a Nevada corporation engaged in the acquisition, development, production and exploration of oil and natural gas. Our common stock is listed and traded on the New York Stock Exchange under the ticker symbol “CRK.” Our oil and gas operations are concentrated in East Texas/North Louisiana, South Texas and West Texas. Our oil and natural gas properties are estimated to have proved reserves of 1.3 Tcfe with an estimated PV 10 Value of $1.5 billion as of December 31, 2011 and a standardized measure of discounted future net cash flows of $1.1 billion. Our consolidated proved oil and natural gas reserve base is 85% natural gas and 15% crude oil. Our proved reserves are 46% developed on a Bcfe basis as of December 31, 2011.

Our proved reserves at December 31, 2011 and our 2011 average daily production are summarized below:

	Reserves at December 31, 2011				2011 Average Daily Production
	Oil (MMBbls)	Natural Gas (Bcf)	Total (Bcfe)	% of Total	Oil (MBbls/d)	Natural Gas (MMcf/d)	Total (MMcfe/d)	% of Total
East Texas/North Louisiana	1.0	911.8	917.9	70.0%	0.3	210.7	212.6	81.2%
South Texas	12.1	148.8	221.4	16.9%	1.9	30.6	42.0	16.0%
West Texas (1)	18.9	38.0	151.2	11.5%
Other Regions	0.1	20.0	20.7	1.6%	0.1	7.0	7.4	2.8%

Total	32.1	1,118.6	1,311.2	100%	2.3	248.3	262.0	100%

(1)	Acquired on December 29, 2011.

Strengths

High Quality Properties.  Our operations are focused in three primary operating areas, the East Texas/North Louisiana, South Texas and West Texas regions. Our properties have an average reserve life of approximately 13.7 years and have extensive development and exploration potential. We have a substantial acreage position in our East Texas/North Louisiana region in the Haynesville or Bossier shale resource play where we have identified 96,090 acres (81,824 net to us) prospective for Haynesville or Bossier shale development. We also have 35,335 acres (27,856 net to us) in South Texas which are prospective for development of the Eagle Ford shale. In 2011, we acquired 89,883 acres (55,466 net to us) in West Texas which are prospective for development of the Wolfcamp shale.

Successful Exploration and Development Program.  In 2011, we spent $829.1 million on exploration and development activities. We drilled 87 wells (47.7 net to us) in 2011 at a cost of $436.3 million and we spent $129.5 million to complete 34 wells that were drilled in 2010. We spent $255.7 million to acquire additional exploratory leases and $0.3 million to acquire seismic data. We also spent $7.3 million for recompletions, workovers, abandonment, production facilities and developmental leasehold. Our drilling activities in 2011 added 228.3 Bcfe to our proved reserves and increased our production by 31% in 2011.

Efficient Operator.  We operate 88% of our proved oil and natural gas reserve base as of December 31, 2011. As operator we are better able to control operating costs, the timing and plans for future development, the level of drilling and lifting costs and the marketing of production. As an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses.

Successful Acquisitions.  We have had significant growth over the years as a result of our acquisition activity. In 2011, we acquired 164 Bcfe of proved oil and natural gas reserves for $218.7 million. We apply strict economic and reserve risk criteria in evaluating acquisitions. Over the last twenty years, we have added 1.1 Tcfe of proved oil and natural gas reserves from 38 acquisitions at an average cost of $1.17 per Mcfe. Our application of strict economic and reserve risk criteria have enabled us to successfully evaluate and integrate acquisitions.

Business Strategy

Pursue Exploration Opportunities.  We conduct exploration activities to grow our reserve base and to replace our production each year. In late 2007, we identified the potential in our largest operating region, East Texas/North Louisiana, to explore for natural gas in the Haynesville shale, which was below the Cotton Valley, Hosston and Travis Peak sand formations that we have been developing. We drilled eight pilot wells in 2007 and 2008 to evaluate the prospectivity of the Haynesville shale. We undertook an active leasing program to acquire additional acreage in areas we believed would be prospective in the Haynesville shale and spent $238.0 million from 2007 through 2011 to increase our acreage position to 96,090 acres (81,824 net to us) with Haynesville or Bossier shale potential. We started the commercial development of the Haynesville shale in late 2008 and have drilled 180 successful horizontal wells (105.6 net to us) through 2011. In 2011, we drilled 62 Haynesville and Bossier shale horizontal wells (28.0 net to us) which added 139.9 Bcfe to our proved reserves in 2011. With the low natural gas price outlook in 2012, we plan to reduce our natural gas focused drilling. We have budgeted to spend $106.8 million in 2012 to complete 14 Haynesville and Bossier shale horizontal wells (9.8 net to us) that were drilled in 2011 and to drill 17 wells (5.1 net to us).

From 2010 through 2011 we spent approximately $147.7 million to acquire 35,335 acres (27,856 net to us) in South Texas which we believe to be prospective for oil in the Eagle Ford shale formation. We spent approximately $200.7 million to drill 20 wells (19.2 net to us) in 2011 on our Eagle Ford shale properties. Our Eagle Ford shale drilling program added 10.6 million barrels of oil equivalent to our proved reserves in 2011. We plan to continue to develop our Eagle Ford shale properties in 2012 and have budgeted $192.9 million to drill 24 wells (21.7 net to us) during 2012 and to complete four wells that were drilled in 2011.

During 2011 we spent approximately $345.5 million to acquire 70,036 acres (43,591 net to us) in Reeves County in West Texas which we believe to be prospective for oil in the Bone Spring and Wolfcamp shale in the Delaware Basin. This acquisition included 35 producing wells and four wells that were waiting to be completed. The proved reserves acquired with the acquisition were estimated at 25.2 million barrels of oil equivalent (“BOE”). We also spent $8.0 million to acquire 19,847 acres (11,875 net to us) in Gaines County that is prospective for the Wolfcamp shale. We plan to develop these properties during 2012 and have budgeted $158.3 million to drill 43 wells (33.8 net to us) during 2012.

We may also make additional property acquisitions in 2012 that would require additional sources of funding.

Divestitures.  During 2012 we completed sales of certain oil and gas properties located in Tyler and Polk counties in South Texas and Lincoln Parish in North Louisiana. The properties were sold in two transactions, one of which closed on February 23, 2012 and another which closed on May 1, 2012. Production from these properties averaged 352 barrels of oil per day and 9.4 million cubic feet of natural gas per day during the first three months of 2012. Proved oil and gas reserves attributable to these properties were estimated at 1.7 million barrels of oil and 53 billion cubic feet of natural gas as of December 31, 2011. The net proceeds of approximately $123.0 million realized from these divestitures after purchase price adjustments and selling costs were used to pay down outstanding borrowings under our bank credit facility and for general corporate purposes.

Recent Developments.  For the three months ended March 31, 2012, we spent $173.4 million on development and exploration activities and $8.2 million on acreage acquisitions. We drilled 22 wells (15.0 net) and had seven wells (4.6 net) drilling at March 31, 2012. The wells drilled in the first quarter included eight oil wells (5.7 net) in West Texas, seven oil wells (5.9 net) in the Eagle Ford shale in South Texas, and seven natural gas wells (3.4 net) in our East Texas/North Louisiana region. At the end of the first quarter of 2012, our six operated drilling rigs were all drilling oil wells in South Texas and West Texas as we have suspended our natural gas drilling operations until natural gas prices improve.

Since the beginning of 2012, we have completed 18 oil wells (13.8 net), ten (7.0 net) in the vertical Wolfbone program in our West Texas region and eight (6.8 net) in the horizontal Eagle Ford shale program in our South Texas region. The eight Eagle Ford shale wells that were completed had an average per well initial production rate of 498 BOE per day. Since closing on the acquisition of acreage in Reeves County in West Texas at the end of 2011, we have completed seven operated Wolfbone vertical wells. These wells have an average per well initial production rate of 347 BOE per day (80% oil). The first three wells completed averaged 262 BOE per day. We changed our completion approach and had improved results with the last four wells which averaged 410 BOE per day, including one of our latest wells which had an initial production rate of 539 BOE per day. We also participated in the completion of three non-operated Wolfbone wells which averaged 322 BOE per day.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes.

Issuer	Comstock Resources, Inc.

Notes Offered	$250,000,000 in aggregate principal amount of senior notes due 2020.

Maturity Date	, 2020.

Interest Rate and Payment Dates	% per annum payable on and of each year, commencing on , 2012.

Ranking

The notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will accordingly:

•    rank equally in right of payment with all of our and the guarantors’ existing and future senior indebtedness;

•    rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness;

•    be structurally subordinated in right of payment to all of our and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness (including all of our borrowings and the guarantors’ guarantees under our bank credit facility); and

•    be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any of our subsidiaries that is not also a guarantor of the notes.

As of March 31, 2012, after giving effect to the issuance and sale of the notes, the application of the estimated net proceeds therefrom as set forth under “Use of Proceeds” and the other transactions described under “Capitalization,” we would have had total consolidated indebtedness of $1,090.0 million, consisting of $243.0 million of secured indebtedness outstanding under our bank credit facility, $250.0 million of the notes offered hereby, $297.0 million of our 8 3/8% senior notes due 2017 and $300.0 million of our 7 3/4% senior notes due 2019. The subsidiary guarantors have no other indebtedness, excluding intercompany indebtedness. For further discussion, see “Description of Other Indebtedness.”

Optional Redemption	We may redeem the notes, in whole or in part, at any time on or after , 2016 at the redemption prices described under “Description of the Notes—Redemption,” plus accrued interest, if any, to the date of redemption.

In addition, on or before , 2015 we may redeem up to 35% of the notes at the redemption price listed in “Description of the Notes—Redemption” with the net proceeds of certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of notes initially issued under the indenture remain outstanding immediately after such redemption.

Change of Control	If we experience a “Change of Control” (as defined under “Description of the Notes—Certain Definitions”), we must offer to purchase the notes at 101% of the aggregate principal amount of the notes, plus accrued interest, if any, to the date of purchase.

Guarantees	The payment of principal and interest on the notes will be unconditionally guaranteed on a senior basis jointly and severally initially by each of our existing subsidiaries that guarantees indebtedness under our credit facility and by certain of our future restricted subsidiaries. Such guarantees rank equally with all other unsecured senior indebtedness of these subsidiary guarantors.

Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, restrict our ability and the ability of certain of our subsidiaries to:

• incur or guarantee additional indebtedness or issue disqualified capital stock;

• pay dividends or make distributions in respect of capital stock;

• repurchase or redeem capital stock;

• make certain investments and other restricted payments;

• create liens;

• enter into transactions with affiliates;

• engage in sale-leaseback transactions;

• sell assets;

• issue or sell preferred stock of certain subsidiaries; and

• engage in mergers or consolidations.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes—Certain Covenants.”

Covenant Suspension	At any time when the notes are rated investment grade by both Moody’s Investor Services and Standard & Poor’s Rating Services and no default or event of default has occurred and is continuing under the indenture, we and our subsidiaries will not be subject to many of the foregoing covenants. See “Description of the Notes—Covenant Suspension.”

No Public Market	The notes are a series of securities for which there is currently no established trading market. The underwriters have advised us that they presently intend to make a market in the notes. However, you should be aware that they are not obligated to make a market in the notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the notes may not be available if you try to sell your notes. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $244.0 million. We intend to use the net proceeds from this offering to repay amounts borrowed under our bank credit facility. Funds repaid on our bank credit facility may be reborrowed for general corporate purposes.

Risk Factors	Investing in the notes involves a high degree of risk that you should carefully evaluate before deciding to purchase the notes. Please read sections captioned “Risk Factors” beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus, including all sections discussing risks and uncertainties in the documents incorporated by reference herein and therein.

Conflicts of Interest	All but one of the underwriters or their affiliates are lenders under our bank credit facility and accordingly will receive a portion of the net proceeds from this offering through the repayment of the borrowings they have extended under our bank credit facility. Because 5% or more of the net proceeds of this offering, not including underwriting compensation, may be paid to affiliates of certain of the underwriters, this offering will be made in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA, which requires that a qualified independent underwriter, or QIU, participate in the preparation of the prospectus and perform the usual standards of due diligence with respect thereto. Global Hunter Securities, LLC is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify Global Hunter Securities, LLC against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. For more information, see “Underwriting.”

Original Issue Discount	The notes may be issued with original issue discount, or “OID,” for U.S. federal income tax purposes. If the notes are issued with OID, United States holders (as defined below) will be required to include OID in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income regardless of the holders’ method of tax accounting. See “Certain United States Federal Income Tax Considerations—Consequences to United States Holders—Stated Interest and OID on the Notes.”

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following tables present a summary of our historical financial data as of and for the periods indicated. The financial results are not necessarily indicative of our future operations or future financial results. In the opinion of management, such information contains all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of such periods. The data presented below should be read in conjunction with our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference herein.

Statement of Operations Data:

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
	(In thousands, except per share data)
Revenues:
Oil and gas sales	$292,583	$349,141	$434,367	$88,038	$110,335
Gain on sale of assets	213	—	—	—	6,727

Total revenues	292,796	349,141	434,367	88,038	117,062
Operating expenses:
Production taxes	8,643	9,894	3,670	726	3,637
Gathering and transportation	8,696	17,256	28,491	5,628	7,892
Lease operating (1)	53,560	53,525	46,552	11,548	14,749
Exploration	907	2,605	10,148	9,537	1,353
Depreciation, depletion and amortization	213,238	213,809	290,776	60,325	79,097
Impairment of oil and gas properties	115	224	60,817	—	49
Loss on sale of properties	—	26,632	57	109	—
General and administrative, net	39,172	37,200	35,172	8,428	8,798

Total operating expenses	324,331	361,145	475,683	96,301	115,575

Income (loss) from operations	(31,535)	(12,004)	(41,316)	(8,263)	1,487
Other income (expenses):
Interest expense	(16,086)	(29,456)	(42,688)	(10,284)	(13,237)
Gain on sale of marketable securities	—	16,529	35,118	21,249	26,621
Interest and other income (expense)	378	499	790	310	(23)

Total other income (expenses)	(15,708)	(12,428)	(6,780)	11,275	13,361

Income (loss) before income taxes	(47,243)	(24,432)	(48,096)	3,012	14,848
Benefit from (provision for) income taxes	(10,772)	4,846	14,624	(608)	(7,989)

Net income (loss)	$(36,471)	$(19,586)	$(33,472)	$2,404	$6,859

Income (loss) per share:
Basic	$(0.81)	$(0.43)	$(0.73)	$0.05	$0.14
Diluted	(0.81)	$(0.43)	$(0.73)	$0.05	$0.14
Weighted average shares outstanding:
Basic	45,004	45,561	45,997	45,974	46,372

Diluted	45,004	45,561 (2)	45,997 (2)	45,974	46,372

(1)	Includes ad valorem taxes.
(2)	Basic and diluted weighted average shares are the same due to the net loss.

Balance Sheet Data:

	As of December 31,			As of March 31,
	2009	2010	2011	2011	2012
			(In thousands)
Cash and cash equivalents	$90,472	$1,732	$8,460	$4,196	$3,750
Property and equipment, net	1,576,287	1,816,248	2,509,845	1,904,818	2,517,672
Total assets	1,858,961	1,964,214	2,639,884	2,063,233	2,710,672
Total debt	470,836	513,372	1,196,908	596,506	1,207,042
Stockholders’ equity	1,066,111	1,068,531	1,037,625	1,079,408	1,027,357

Cash Flow Data:

				Three Months Ended
	Year Ended December 31			March 31,
	2009	2010	2011	2011	2012
			(In thousands)
Cash flows provided by operating activities	$176,257	$311,662	$284,904	$50,927	$133,180
Cash flows used for investing activities	(348,777)	(440,473)	(952,086)	(124,399)	(146,423)
Cash flows provided by financing activities	256,711	40,071	673,910	75,936	8,533

Summary Operating Data

The following table sets forth certain of our summary operating data for the periods indicated:

				Three Months Ended
	Year Ended December 31,			March 31,
	2009	2010	2011	2011	2012
Net Production Data:
Oil (MBbls)	775	715	838	138	506
Natural gas (MMcf)	60,820	68,973	90,593	19,109	22,422
Natural gas equivalent (MMcfe)	65,468	73,262	95,622	19,935	25,458
Average Sales Price:
Oil ($/Bbl)	$50.94	$68.35	$95.73	$89.94	$104.02
Oil including hedging ($/Bbl)	$50.94	$68.35	$95.73	$89.94	$101.35
Natural gas ($/Mcf)	$3.73	$4.35	$3.91	$3.96	$2.63
Natural gas including hedging ($/Mcf)	$4.16	$4.35	$3.91	$3.96	$2.63
Average equivalent price ($/Mcfe)	$4.07	$4.77	$4.54	$4.42	$4.39
Average equivalent price including hedging ($/Mcfe)	$4.47	$4.77	$4.54	$4.42	$4.33
Expenses ($ per Mcfe):
Production taxes	$0.13	$0.14	$0.04	$0.04	$0.14
Gathering and transportation	$0.13	$0.24	$0.30	$0.28	$0.31
Lease operating (1)	$0.82	$0.72	$0.48	$0.58	$0.58
Depreciation, depletion and amortization (2)	$3.25	$2.91	$3.00	$3.01	$3.23

(1)	Includes ad valorem taxes.
(2)	Represents depreciation, depletion and amortization of oil and gas properties only.

SUMMARY OIL AND NATURAL GAS RESERVES

The following table summarizes the estimates of our net proved oil and natural gas reserves as of the dates indicated and the present value attributable to these reserves at such dates based on reserve reports prepared by Lee Keeling and Associates, Inc. For additional information relating to our oil and natural gas reserves, see “Risk Factors—Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves” and “Business and Properties—Oil and Natural Gas Reserves,” contained in our Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated by reference herein.

	As of December 31,
	2009	2010	2011
PROVED RESERVES
Natural Gas (MMcf)	682,389	1,025,633	1,118,632
Oil (Mbbls)	7,214	4,219	32,099
Total (MMcfe)	725,675	1,050,950	1,311,229
PV 10 Value of Proved Reserves (000’s) (1)	$489,114	$797,626	$1,486,973

PROVED DEVELOPED RESERVES
Natural Gas (MMcf)	367,102	506,809	550,474
Oil (Mbbls)	4,894	2,961	8,405
Total (MMcfe)	396,469	524,573	600,906

(1)	The PV 10 Value represents the discounted future net cash flows attributable to our proved oil and gas reserves before income tax, discounted at 10%. Although it is a non-GAAP measure, we believe that the presentation of the PV 10 Value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and gas properties. The standardized measure of discounted future net cash flows represents the present value of future cash flows attributable to our proved oil and natural gas reserves after income tax, discounted at 10%.

RISK FACTORS

In deciding whether to purchase the notes, you should carefully consider the risks described below and in the “Risk Factors” section on page 4 of the accompanying prospectus, any of which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risks Related to This Offering

Our substantial indebtedness could limit our flexibility, adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have, and after this offering will continue to have, a substantial amount of indebtedness. As of March 31, 2012, after giving effect to this offering and the use of proceeds therefrom and the other transactions described under “Capitalization,” we and the subsidiary guarantors would have had approximately $243.0 million of secured indebtedness outstanding to which the notes and the subsidiary guarantees would have been effectively subordinated, and approximately $340.6 million of additional secured indebtedness would have been available for borrowing under our bank credit facility. We have demands on our cash resources in addition to interest expense and principal on the notes, including, among others, operating expenses, capital expenditures and interest and principal payments under our bank credit facility and the notes offered hereby.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other purposes;

•	make us more vulnerable to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for operations, acquisitions and other purposes;

•	expose us to the risk of increased interest rate as certain of our borrowings, including borrowings under our bank credit facility, are at variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to competitors that may have proportionately less indebtedness; and

•	increase our cost of borrowing.

We may incur substantial additional indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, and to satisfy our other liabilities depends on our financial condition and operating performance, which are subject to prevailing economic, capital markets and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. In addition, our ability to meet our debt service obligations may also be affected by changes in prevailing interest rates, as borrowings under our bank credit facility bear interest at floating rates. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The credit agreement governing the bank credit facility and the indenture that will govern the notes will restrict our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness” and “Description of the Notes” in this prospectus supplement.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our debt, we will be in default and holders of the notes could declare all outstanding principal and interest to be due and payable, the lenders under the bank credit facility could terminate their commitments to loan money, and we could be forced into bankruptcy or liquidation. All of these events could result in your losing your investment in the notes.

The instruments governing our indebtedness will contain various covenants limiting the discretion of our management in operating our business.

The indenture governing the notes and our bank credit facility contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur additional indebtedness, guarantee obligations or issue disqualified capital stock;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make investments or other restricted payments;

•	grant liens on assets;

•	enter into transactions with stockholders or affiliates;

•	engage in sale-leaseback transactions;

•	sell assets;

•	issue or sell preferred stock of certain subsidiaries;

•	alter the businesses we conduct; and

•	merge or consolidate.

In addition, our bank credit facility also requires us to maintain a minimum current ratio and a minimum tangible net worth.

If we fail to comply with the restrictions in the indenture governing the notes, our bank credit facility or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms acceptable to us. In addition, lenders may be able to terminate any commitments they had made to make available further funds. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy. In addition, our financial results, our substantial indebtedness and our credit ratings could adversely affect the availability and terms of our financing.

Any failure to meet our debt obligations could harm our business, financial condition and results of operations.

If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms to us, if at all. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, including payments on the notes, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and impair our liquidity.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Borrowings under our bank credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. In the future, we may enter into interest rate swaps that involve the exchange of floating for fixed rate interest payments in order to reduce interest rate volatility. However, we may not maintain interest rate swaps with respect to all of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.

We may be unable to purchase your notes upon a change of control.

Upon the occurrence of a change of control, as defined in the indenture governing the notes, we will be required to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. The holders of our 8 3/8% Senior Notes due 2017 and our 7 3/4% Senior Notes due 2019 have similar rights upon a change of control, which would increase the amount of indebtedness we would be required to offer to purchase upon a change of control. We may not have sufficient financial resources to purchase all of the notes that holders tender to us upon a change of control offer, or might be prohibited from doing so under our bank credit facility or our other indebtedness. The occurrence of a change of control also could constitute an event of default under our bank credit facility or our other indebtedness. See “Description of the Notes—Certain Covenants—Change of Control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not, due to the financial effect of such repurchases on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which could, in turn, constitute a default under our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

The change of control put right might not be enforceable.

In a recent court decision, the Chancery Court of Delaware raised the possibility that a change of control put right occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors might be unenforceable on public policy grounds. Therefore, you may not be entitled to receive this protection under the indenture.

The notes and the guarantees are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness and all indebtedness of our non-guarantor subsidiaries.

The notes will not be secured. The borrowings under our bank credit facility are secured by liens on all of our and our subsidiary guarantors’ assets. If we or any of these subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under the bank credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the notes. As a result, the notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness, and the holders of the notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of March 31, 2012, after giving effect to this offering and the use of proceeds therefrom and the other transactions described under “Capitalization,” we and the subsidiary guarantors would have had approximately $243.0 million of secured indebtedness outstanding to which the notes and the subsidiary guarantees would have been effectively subordinated, and approximately $340.6 million of additional secured indebtedness would have been available for borrowing under our bank credit facility.

In addition, the notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require noteholders to return payments received from the guarantors.

Creditors of any business are protected by fraudulent conveyance laws which differ among various jurisdictions, and these laws may apply to the issuance of the guarantees by our subsidiary guarantors. The guarantee may be voided by a court, or subordinated to the claims of other creditors, if, among other things:

•	the indebtedness evidenced by the guarantees was incurred by a subsidiary guarantor with actual intent to hinder, delay or defraud any present or future creditor of such subsidiary guarantor; or

•	our subsidiary guarantors did not receive fair consideration—or reasonably equivalent value—for issuing the guarantees, and the applicable subsidiary guarantors:

(1)	were insolvent, or were rendered insolvent by reason of issuing the applicable guarantee,

(2)	were engaged or about to engage in a business or transaction for which the remaining assets of the applicable subsidiary guarantor constituted unreasonably small capital, or

(3)	intended to incur, or believed that we or they would incur, indebtedness beyond our or their ability to pay as they matured.

In addition, any payment by such subsidiary guarantor pursuant to any guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of such subsidiary guarantor’s debts, including contingent liabilities, were greater than the fair saleable value of all of such subsidiary guarantor’s assets;

•

the present fair saleable value of such subsidiary guarantor’s assets were less than the amount that would be required to pay such subsidiary guarantor’s probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or

•	any subsidiary guarantor could not pay debts as they become due.

Based upon financial and other information, we believe that the guarantees are being incurred for proper purposes and in good faith and that each subsidiary guarantor is solvent and will continue to be solvent after this offering is completed, will have sufficient capital for carrying on its business after such issuance and will be able to pay its indebtedness as they mature. We cannot assure you, however, that a court reviewing these matters would agree with us. A legal challenge to a guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by us or the subsidiary guarantors as a result of our issuance of the guarantees.

Receipt of payment on the notes, as well as the enforcement of remedies under the subsidiary guarantees, may be limited in bankruptcy or in equity.

An investment in the notes, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we or any of our subsidiary guarantors become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of the notes and in the exercise of enforcement remedies under the notes or the subsidiary guarantees. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of preferential transfers by a trustee or a debtor-in-possession, substantive consolidation, limitations of collectability of unmatured interest or attorneys’ fees and forced restructuring of the notes.

If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would be subject to the claims of creditors of all entities. This would expose you not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provision of the bankruptcy code. Under this provision, the notes could be restructured over your obligations as to their general terms, primarily interest rate and maturity.

Your ability to resell the notes may be limited by a number of factors and the prices for the notes may be volatile.

The notes will be a new class of securities for which there currently is no established market, and we cannot assure you that any active or liquid trading market for these notes will develop. We do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although we have been informed by the underwriters that they currently intend to make a market in the notes, they are not obligated to do so and any market-making may be discontinued at any time without notice. See “Underwriting.” If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates.

In addition, the market for non-investment grade indebtedness has been historically subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your notes.

A ratings agency downgrade could lead to increased borrowing costs and credit stress.

If one or more rating agencies that rate the notes either assigns the notes a rating lower than the rating expected by the investors, or reduces its rating in the future, the market price of the notes, if any, would be adversely affected. Consequently, you may not be able to resell your notes without a substantial discount. In addition, if any of our other outstanding debt that is rated is downgraded, raising capital will become more difficult for us, borrowing costs under our bank credit facility and other future borrowings may increase and the market price of the notes, if any, may decrease.

If the notes receive an investment grade rating, many of the covenants in the indenture governing the notes will be suspended, thereby reducing some of your protections in the indenture.

If at any time the notes receive investment grade ratings from both Standard & Poor’s Rating Group and Moody’s Investor Services, Inc. subject to certain additional conditions, many of the covenants in the indenture that will govern the notes, applicable to us and our restricted subsidiaries, including the limitations on indebtedness and disqualified capital stock and restricted payments, will be suspended. While these covenants will be reinstated if we fail to maintain investment grade ratings on the notes or in the event of a continuing default or event of default thereunder, during the suspension period noteholders will not have the protection of these covenants and we will have greater flexibility to incur indebtedness and make restricted payments.

The notes may be issued with original issue discount for U.S. federal income tax purposes.

The notes may be issued with OID for U.S. federal income tax purposes. If the notes are issued with OID and if you are a United States holder, you generally will be required to accrue OID on a current basis as ordinary income and pay tax accordingly, even before you receive cash attributable to that income and regardless of your method of tax accounting. For further discussion of the computation and reporting of OID, see “Certain United States Federal Income Tax Considerations—Consequences to United States Holders—Stated Interest and OID on the Notes.”

Risks Related to Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations and our ability to meet our capital expenditure obligations and financial commitments and to implement our business strategy.

Our business is heavily dependent upon the prices of, and demand for, oil and natural gas. Historically, the prices for oil and natural gas have been volatile and are likely to remain volatile in the future. We cannot predict future prices. The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. The prices we receive for our oil and natural gas production and the level of such production will be subject to wide fluctuations and depend on numerous factors beyond our control, including the following:

•	the domestic and foreign supply of oil and natural gas;

•	weather conditions;

•	the price and quantity of imports of crude oil and natural gas;

•

political conditions and events in other oil-producing and natural gas-producing countries, including embargoes, hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	domestic government regulation, legislation and policies;

•	the level of global oil and natural gas inventories;

•	technological advances affecting energy consumption;

•	the price and availability of alternative fuels; and

•	overall economic conditions.

If the decline in the price of natural gas that first started in 2008 continues through 2012, the lower prices will adversely affect:

•	our revenues, profitability and cash flow from operations;

•	the value of our proved oil and natural gas reserves;

•	the economic viability of certain of our drilling prospects;

•	our willingness to explore development prospects;

•	our borrowing capacity; and

•	our ability to obtain additional capital.

Hedging transactions may limit our potential gains and involve other risks.

To manage our exposure to price risk, we have entered into certain oil price hedging arrangements on certain of our anticipated sales. In the future we may enter into additional hedging arrangements in order to reduce our exposure to price risks. The goal of these hedges is to lock in prices so as to limit volatility and increase the predictability of cash flow. These transactions limit our potential if oil and gas prices rise above the price established by the hedges.

In addition, hedging transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

•	the counterparties to our futures contracts fail to perform under the contracts;

•	a sudden unexpected event materially impacts oil and natural gas prices;

•	our production is less than expected; or

•	there is a widening of price basis differentials between delivery points for our production and the delivery point assumed in the hedge arrangement.

The recent recession could have a material adverse impact on our financial position, results of operations and cash flows.

The oil and gas industry is cyclical and tends to reflect general economic conditions. The United States and other countries have been in a recession which could continue through 2012 and beyond, and the capital markets have experienced significant volatility. The recession has had an adverse impact on demand and pricing for crude oil and natural gas. A continuation of the recession could have a further negative impact on oil and natural gas prices. Our operating cash flows and profitability will be significantly affected by declining oil and natural gas prices. Further declines in oil and natural gas prices may also impact the value of our oil and gas reserves, which could result in future impairment charges to reduce the carrying value of our oil and gas properties and our marketable securities. Our future access to capital could be limited due to tightening credit markets and volatile capital markets. If our access to capital is limited, development of our assets may be delayed or limited, and we may not be able to execute our growth strategy.

Global financial markets may impact our business and financial condition.

Recurrence of a credit crisis or other turmoil in the global financial system may have an impact on our business and our financial condition. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing. This could have an impact on our flexibility to react to changing economic and business conditions. Deteriorating economic conditions could have an impact on our lenders, purchasers of our oil and gas production and working interest owners in properties we operate, causing them to fail to meet their obligations to us.

Our future production and revenues depend on our ability to replace our reserves.

Our future production and revenues depend upon our ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Our proved reserves will generally decline as reserves are depleted, except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, or both. To increase reserves and production, we must continue our acquisition and drilling activities. We cannot assure you, however, that our acquisition and drilling activities will result in significant additional reserves or that we will have continuing success drilling productive wells at low finding and development costs. Without successful exploration and development, our reserves, production and revenues could decline rapidly, which would negatively impact our results of operations. Furthermore, while our revenues may increase if prevailing oil and natural gas prices increase significantly, our finding costs for additional reserves could also increase.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet our targeted rate of return.

A prospect is a property in which we own an interest or have operating rights and that has what our geoscientists believe, based on available seismic and geological information, to be an indication of potential oil or natural gas. Our prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional evaluation and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. The analysis that we perform using data from other wells, more fully explored prospects and/or producing fields may not be useful in predicting the characteristics and potential reserves associated with our drilling prospects. If we drill additional unsuccessful wells, our drilling success rate may decline and we may not achieve our targeted rate of return.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as restrict our access to our oil and gas reserves.

Hydraulic fracturing is an essential and common practice that is used to stimulate production of oil and natural gas from dense subsurface rock formations such as shale and tight sands. We routinely apply hydraulic fracturing techniques in completing our wells. The process involves the injection of water, sand and additives under pressure into a targeted subsurface formation. The water and pressure create fractures in the rock formations, which are held open by the grains of sand, enabling the oil or natural gas to flow to the wellbore. The use of hydraulic fracturing is necessary to produce commercial quantities of crude oil and natural gas from many reservoirs including the Haynesville shale, Bossier shale, Eagle Ford shale, Wolfcamp shale, Bone Spring, Cotton Valley and other tight natural gas and oil reservoirs. Substantially all of our proved oil and gas reserves that are currently not producing and our undeveloped acreage require hydraulic fracturing to be productive. All of the wells being drilled by us in 2012 utilize hydraulic fracturing in their completion. We estimate we will incur approximately $185.0 million for hydraulic fracturing services in connection with our 2012 drilling and completion program.

The use of hydraulic fracturing in our well completion activities could expose us to liability for negative environmental effects that might occur. Although we have not had any incidents related to hydraulic fracturing operations that we believe have caused any negative environmental effects, we have established operating procedures to respond and report any unexpected fluid discharge which might occur during our operations, including plans to remediate any spills that might occur. In the event that we were to suffer a loss related to hydraulic fracturing operations, our insurance will be net of a $25,000 deductible and our ability to recover costs will be limited to a total aggregate policy limit of $26.0 million, which may or may not be sufficient to pay the full amount of our losses incurred.

Drilling and completion activities are typically regulated by state oil and natural gas commissions. Our drilling and completion activities are conducted primarily in Louisiana and Texas. Texas adopted a law in June 2011 requiring disclosure to the Railroad Commission of Texas and the public of certain information regarding the components used in the hydraulic-fracturing process. Several proposals are before the United States Congress that, if implemented, would subject the process of hydraulic fracturing to regulation under the Safe Drinking Water Act. At the direction of Congress, the EPA is currently conducting an extensive, multi-year study into the potential effects of hydraulic fracturing on underground sources of drinking water, and the results of that study have the potential to impact the likelihood or scope of future legislation or regulation.

Public debate over hydraulic fracturing and shale gas production also has been increasing, which has resulted in delays of well permits in some areas. The potential result of these efforts could render permitting and compliance requirements to become more stringent for hydraulic fracturing, which could have a material adverse effect on our operations and financial results.

Potential changes to US federal tax regulations, if passed, could have an adverse effect on us.

The United States Congress continues to consider imposing new taxes and repeal of many tax incentives and deductions that are currently used by independent oil and gas producers. Examples of changes being considered that would impact us are: elimination of the ability to fully deduct intangible drilling costs in the year incurred, repeal of the manufacturing tax deduction for oil and gas companies, increasing the geological and geophysical cost amortization period, and implementation of a fee on non-producing leases located on federal lands. If these proposals are enacted, our current income tax liability will increase, potentially significantly, which would have a negative impact on our cash flow from operating activities. A reduction in operating cash flow could require us to reduce our drilling activities. Since none of these proposals have yet to be included in new legislation, we do not know the ultimate impact they may have on our business.

The unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel and oilfield services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry has experienced a shortage of drilling rigs, equipment, supplies and qualified personnel in recent years as the result of higher demand for these services. Costs and delivery times of rigs, equipment and supplies have been substantially greater than they were several years ago. In addition, demand for, and wage rates of, qualified drilling rig crews have escalated due to the higher activity levels. Shortages of drilling rigs, equipment or supplies or qualified personnel in the areas in which we operate could delay or restrict our exploration and development operations, which in turn could adversely affect our financial condition and results of operations because of our concentration in those areas.

Our business involves many uncertainties and operating risks that can prevent us from realizing profits and can cause substantial losses.

Our future success will depend on the success of our exploration and development activities. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reserves will be discovered. In addition, these activities may be unsuccessful for many reasons, including weather, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well does not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. In addition to their costs, unsuccessful wells can hurt our efforts to replace production and reserves.

Our business involves a variety of operating risks, including:

•	unusual or unexpected geological formations;

•	fires;

•	explosions;

•	blow-outs and surface cratering;

•	uncontrollable flows of natural gas, oil and formation water;

•	natural disasters, such as hurricanes, tropical storms and other adverse weather conditions;

•	pipe, cement, or pipeline failures;

•	casing collapses;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	abnormally pressured formations; and

•	environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, well bores, gathering systems and processing facilities could be affected, which could adversely affect our ability to conduct operations.

We could also incur substantial losses as a result of:

•	injury or loss of life;

•	severe damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties;

•	damage to our reputation;

•	suspension of our operations; and

•	repair and remediation costs.

In addition, our liability for environmental hazards may include conditions created by the previous owners of properties that we purchase or lease.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•	recoverable reserves;

•	exploration potential;

•	future oil and natural gas prices;

•	operating costs; and

•	potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are focused in the East Texas/North Louisiana, South Texas and West Texas regions, we may pursue acquisitions or properties located in other geographic areas.

We operate in a highly competitive industry, and our failure to remain competitive with our competitors, many of which have greater resources than we do, could adversely affect our results of operations.

The oil and natural gas industry is highly competitive in the search for and development and acquisition of reserves. Our competitors often include companies that have greater financial and personnel resources than we do. These resources could allow those competitors to price their products and services more aggressively than we can, which could hurt our profitability. Moreover, our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to close transactions in a highly competitive environment.

Our competitors may use superior technology that we may be unable to afford or which would require costly investment by us in order to compete.

If our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advances and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. All of these factors may inhibit our ability to acquire additional prospects and compete successfully in the future.

Substantial exploration and development activities could require significant outside capital, which could dilute the value of our common shares and restrict our activities. Also, we may not be able to obtain needed capital or financing on satisfactory terms, which could lead to a limitation of our future business opportunities and a decline in our oil and natural gas reserves.

We expect to expend substantial capital in the acquisition of, exploration for and development of oil and natural gas reserves. In order to finance these activities, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of non-strategic assets or other means. The issuance of additional equity securities could have a dilutive effect on the value of our common shares, and may not be possible on terms acceptable to us given the current volatility in the financial markets. The issuance of additional debt would require that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, dividends and general corporate requirements, which could place us at a competitive disadvantage relative to other competitors. Additionally, if our revenues decrease as a result of lower oil or natural gas prices, operating difficulties or declines in reserves, our ability to obtain the capital necessary to undertake or complete future exploration and development programs and to pursue other opportunities may be limited, which could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could result in a decline in our oil and natural gas reserves.

If oil prices decline and natural gas prices remain low or continue to decline, we may be required to write-down the carrying values and/or the estimates of total reserves of our oil and natural gas properties, which would constitute a non-cash charge to earnings and adversely affect our results of operations.

Accounting rules applicable to us require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur non-cash charges in the future, which could have a material adverse effect on our results of operations in the period taken. We may also reduce our estimates of the reserves that may be economically recovered, which could have the effect of reducing the total value of our reserves. Such a reduction in carrying value could impact our borrowing ability and may result in accelerating the repayment date of any outstanding debt.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate depends on the quality of available data, production history and engineering and geological interpretation and judgment. Because all reserve estimates are to some degree imprecise, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas prices may all differ materially from those assumed in these estimates. The information regarding present value of the future net cash flows attributable to our proved oil and natural gas reserves is only estimated and should not be construed as the current market value of the oil and natural gas reserves attributable to our properties. Among others, changes in any of the following factors may cause actual results to vary considerably from estimates:

•	timing of development expenditures;

•	amount of required capital expenditures and associated economics;

•	recovery efficiencies, decline rates, drainage areas, and reservoir limits;

•	anticipated reservoir and production characteristics; and interpretations of geologic and geophysical data;

•	production rates, reservoir pressure, unexpected water encroachment, and other subsurface conditions;

•	future oil and gas prices;

•	effects of governmental regulation;

•	future operating costs;

•	future property, severance, excise and other taxes incidental to oil and gas operations;

•	work-over and remediation costs; and

•	Federal and state income taxes.

Thus, the information regarding present value of future net cash flows includes revisions of certain reserve estimates attributable to proved properties included in the preceding year’s estimates. Such revisions reflect additional information from subsequent activities, production history of the properties involved and any adjustments in the projected economic life of such properties resulting from changes in product prices. Any future downward revisions could adversely affect our financial condition, our borrowing ability, our future prospects and the value of our common stock.

As of December 31, 2011, 54% of our total proved reserves were undeveloped and 9% were developed non-producing. These reserves may not ultimately be developed or produced. Furthermore, not all of our undeveloped or developed non-producing reserves may be ultimately produced at the time periods we have planned, at the costs we have budgeted, or at all. As a result, we may not find commercially viable quantities of oil and natural gas, which in turn may result in a material adverse effect on our results of operations.

If we are unsuccessful at marketing our oil and natural gas at commercially acceptable prices, our profitability will decline.

Our ability to market oil and natural gas at commercially acceptable prices depends on, among other factors, the following:

•	the availability and capacity of gathering systems and pipelines;

•	federal and state regulation of production and transportation;

•	changes in supply and demand; and

•	general economic conditions.

Our inability to respond appropriately to changes in these factors could negatively affect our profitability.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and processing facilities. Our ability to market our production depends in a substantial part on the availability, proximity and capacity of gathering systems, pipelines and processing facilities, in some cases owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut in wells or delay or discontinue drilling plans for a lack of a market or because of the inadequacy or unavailability of pipelines or gathering system capacity. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver our production to market.

Federal and state regulation of oil and natural gas production and transportation, adverse court rulings, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport oil and natural gas.

We depend on our key personnel and the loss of any of these individuals could have a material adverse effect on our operations.

We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of M. Jay Allison, our President and Chief Executive Officer, and a limited number of other senior management personnel. Loss of the services of Mr. Allison or any of those other individuals could have a material adverse effect on our operations.

Our insurance coverage may not be sufficient or may not be available to cover some liabilities or losses that we may incur.

If we suffer a significant accident or other loss, our insurance coverage will be net of our deductibles and may not be sufficient to pay the full current market value or current replacement value of our lost investment, which could result in a material adverse impact on our operations and financial condition. Our insurance does not protect us against all operational risks. We do not carry business interruption insurance. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. Because third party drilling contractors are used to drill our wells, we may not realize the full benefit of workers’ compensation laws in dealing with their employees. In addition, some risks, including pollution and environmental risks, generally are not fully insurable.

We are subject to extensive governmental laws and regulations that may adversely affect the cost, manner or feasibility of doing business.

Our operations and facilities are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, and operating safety. Future laws or regulations, any adverse changes in the interpretation of existing laws and regulations or our failure to comply with existing legal requirements may harm our business, results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental laws and regulations, such as:

•	lease permit restrictions;

•	drilling bonds and other financial responsibility requirements, such as plug and abandonment bonds;

•	spacing of wells;

•	unitization and pooling of properties;

•	safety precautions;

•	regulatory requirements; and

•	taxation.

Under these laws and regulations, we could be liable for:

•	personal injuries;

•	property and natural resource damages;

•	well reclamation costs; and

•	governmental sanctions, such as fines and penalties.

Our operations could be significantly delayed or curtailed and our cost of operations could significantly increase as a result of regulatory requirements or restrictions. We are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment and otherwise relating to environmental protection. These laws and regulations:

•	require the acquisition of one or more permits before drilling commences;

•	impose limitations on where drilling can occur and/or requires mitigation before authorizing drilling in certain locations;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	require reporting of significant releases, and annual reporting of the nature and quantity of emissions, discharges and other releases into the environment;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in:

•	the assessment of administrative, civil and criminal penalties;

•	the incurrence of investigatory or remedial obligations; and

•	the imposition of injunctive relief.

In June 2009 the United States House of Representatives passed the American Clean Energy and Security Act of 2009. A similar bill, the Clean Energy Jobs and American Power Act, introduced in the Senate, has not passed. Both bills contain the basic feature of establishing a “cap and trade” system for restricting greenhouse gas emissions in the United States. Under such a system, certain sources of greenhouse gas emissions would be required to obtain greenhouse gas emission “allowances” corresponding to their annual emissions of greenhouse gases. The number of emission allowances issued each year would decline as necessary over time to meet overall emission reduction goals. As the number of greenhouse gas emission allowances declines each year, the cost or value of allowances is expected to escalate significantly. It appears that the prospects for a cap and trade system such as that proposed in these bills have dimmed significantly since the 2011 midterm elections; however, the EPA is moving ahead with its efforts to regulate GHG emissions from certain sources by rule. The EPA has issued Subpart W of the Final Mandatory Reporting of Greenhouse Gases Rule, which required petroleum and natural gas systems that emit 25,000 metric tons of CO2e or more per year to begin collecting GHG emissions data under a new reporting system beginning on January 1, 2011 with the first annual report due March 31, 2012. We are required to report under these new regulations, and are implementing the required procedures to collect the required information. Beyond measuring and reporting, the EPA issued an “Endangerment Finding” under section 202(a) of the Clean Air Act, concluding greenhouse gas pollution threatens the public health and welfare of current and future generations. The EPA has adopted regulations that would require permits for and reductions in greenhouse gas emissions for certain facilities. Since all of our crude oil and natural gas production is in the United States, these laws or regulations that have been or may be adopted to restrict or reduce emissions of greenhouse gases could require us to incur substantial increased operating costs, and could have an adverse effect on demand for the crude oil and natural gas we produce.

In June 2011 the Bureau of Land Management issued a proposed oil and gas leasing reform. The proposal would require, among other things, a more detailed environmental review prior to leasing oil and natural gas resources on federal lands, increased public engagement in the development of Master Leasing Plans prior to leasing areas where intensive new oil and gas development is anticipated, and a comprehensive parcel review process with greater public involvement in the identification of key environmental resource values before a parcel is leased. New leases would incorporate adaptive management stipulations, requiring lessees to monitor and respond to observed environmental impacts, possibly through the implementation of expensive new control measures or curtailment of operations, potentially reducing profitability. The proposed policy could have the effect of reducing the amount of new federal lands made available for lease, increasing the competition for and cost of available parcels.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly restrictions on emissions, and/or waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or contamination or if our operations met previous standards in the industry at the time they were performed. Future environmental laws and regulations, including proposed legislation regulating climate change, may negatively impact our industry. The costs of compliance with these requirements may have an adverse impact on our financial condition, results of operations and cash flows.

USE OF PROCEEDS

The net proceeds from this offering, after deducting underwriting discounts and estimated expenses of the offering, will be approximately $244.0 million. We intend to use the net proceeds from this offering to repay amounts borrowed under our bank credit facility. Funds repaid on our bank credit facility may be reborrowed for general corporate purposes.

As of May 1, 2012, the borrowing base under our bank credit facility was $570.0 million plus an additional $85.5 million available through December 31, 2012 for a total of $655.5 million. As of May 31, 2012, the total outstanding principal balance under our bank credit facility was $570.0 million at a weighted average interest rate of 3.5%. Our bank credit facility matures on November 30, 2015. Borrowings under our bank credit facility during 2011 were primarily used to fund our development and exploration expenditures.

Substantially all of the underwriters or their affiliates are lenders under our bank credit facility and, accordingly, will receive a portion of the net proceeds from this offering through repayment of the borrowings they have extended under our bank credit facility. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of March 31, 2012:

•	on a historical basis;

•	on an as adjusted basis to reflect the asset divestitures that were completed in 2012, as described under “Summary—Business Strategy—Divestitures”; and

•	on an as further adjusted basis to reflect this notes offering and the application of the estimated net proceeds therefrom as described under “Use of Proceeds.”

This information should be read in conjunction with the consolidated financial statements and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, incorporated by reference herein.

	As of March 31, 2012
	Historical	As Adjusted for Asset Divestitures	As Adjusted for the Offering
	(In thousands)
Cash and cash equivalents	$3,750	$3,750	$3,750
Restricted Cash (1)	9,549	—	—

	$13,299	$3,750	$3,750

Total long-term debt:
Bank Credit Facility (2)	$610,000	$487,000	$243,000
8 3/8% Senior Notes due 2017 (net of $2,958 original issue discount)	297,042	297,042	297,042
7 3/4% Senior Notes due 2019	300,000	300,000	300,000
% Senior Notes due 2020, offered hereby (3)	—	—	250,000

Total long-term debt	1,207,042	1,084,042	1,090,042

Stockholders’ equity:
Common stock	24,058	24,058	24,058
Additional paid-in capital	470,844	470,844	470,844
Retained earnings	531,236	545,684	545,684
Accumulated other comprehensive loss	1,219	1,219	1,219

Total stockholders’ equity	1,027,357	1,041,805	1,041,805

Total capitalization	$2,234,399	$2,125,847	$2,131,847

(1)	As of March 31, 2012, we held $9.6 million of restricted cash received in connection with a sale of assets completed on February 23, 2012. This amount was released from the trust upon completion of the asset divestitures. See “Summary—Business Strategy—Divestitures.”
(2)	As of May 31, 2012, the total outstanding principal balance under our bank credit facility was $570.0 million. As adjusted for asset divestures figure reflects the payment of $123.0 million we received in connection with certain assets sales. See “Summary—Business Strategy—Divestitures.” As adjusted for the offering figure reflects the payment of the net proceeds of the notes offered hereby.
(3)	Reflects the issuance of $250.0 million principal amount of the notes offered hereby.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements.

	Years Ended December 31,					Three Months Ended March 31,
	2007	2008	2009	2010	2011	2011	2012
Ratio of earnings to fixed charges	3.3x	4.4x	—	0.1x	—	1.0x	1.5x

The ratios were computed by dividing earnings by fixed charges. “Earnings” consist of income from continuing operations before income taxes, interest expense, and that portion of non-capitalized rental expense deemed to be the equivalent of interest, while “fixed charges” consist of interest expense, capitalized interest expense, preferred stock dividends, and that portion of non-capitalized rental expense deemed to be the equivalent of interest. For the years ended December 31, 2009 and 2011, respectively, earnings were inadequate to cover fixed charges. The coverage deficiency for the year ended December 31, 2009 was $53.9 million and for the year ended December 31, 2011 was $61.2 million.

DESCRIPTION OF OTHER INDEBTEDNESS

As of May 1, 2012, the borrowing base under our bank credit facility was $570.0 million plus an additional $85.5 million available through December 31, 2012 for a total of $655.5 million. As of May 31, 2012, the total outstanding principal balance under our bank credit facility was $570.0 million at a weighted average interest rate of 3.5%. Our bank credit facility matures on November 30, 2015.

Indebtedness under our bank credit facility is secured by substantially all of our and our subsidiaries’ assets. It is subject to borrowing base availability, which is redetermined semiannually based on estimates of the future net cash flows of our oil and natural gas properties. The borrowing base is affected by the performance of our properties and changes in oil and natural gas prices. The determination of the borrowing base is at the sole discretion of the administrative agent and the bank group. Borrowings under the credit facility bear interest, based on the utilization of the borrowing base, at our option at either (1) LIBOR plus 1.75% to 4.0% or (2) the base rate (which is the higher of the administrative agent’s prime rate, the federal funds rate plus 0.5% or 30 day LIBOR plus 1.0%) plus 0.75% to 3.0%. We pay a commitment fee of 0.5% on the unused borrowing base. The credit facility contains covenants that, among other things, restrict the payment of cash dividends in excess of $50.0 million, limit the amount of consolidated debt that Comstock may incur and limit the Company’s ability to make certain loans and investments. Financial covenants include the maintenance of a current ratio and maintenance of tangible net worth.

In addition, we have $297.0 million of 8 3/8% senior notes outstanding that mature on October 15, 2017 and $300.0 million of 7 3/4% senior notes outstanding that mature on April 1, 2019. All such notes are our unsecured obligations and are guaranteed by all of our material subsidiaries. The subsidiary guarantors are 100% owned and all of the guarantees are full and conditional and joint and several. As of December 31, 2011, we had no material assets or operations which are independent of our subsidiaries. There are no restrictions on our ability to obtain funds from our subsidiaries through dividends or loans.

DESCRIPTION OF THE NOTES

The notes will be issued pursuant to an indenture dated as of October 9, 2009, as supplemented by a supplemental indenture to be dated as of the closing date of this offering (the “Indenture”) by and among Comstock, as issuer, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $250.0 million.

This “Description of the Notes,” together with the “Description of Debt Securities” included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this “Description of the Notes” and such “Description of Debt Securities” are only summaries, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. This “Description of the Notes” supersedes the “Description of Debt Securities” in the accompanying base prospectus to the extent it is inconsistent with such “Description of Debt Securities.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture. In this section, the words “Comstock,” “we,” “us,” or “our” refer only to Comstock Resources, Inc. and not to any of its subsidiaries.

General

$250.0 million in aggregate principal amount of the notes will be issued on the closing date of this offering. Subject to compliance with the covenant described in “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” we may issue an unlimited amount of additional debt securities under the Indenture from time to time after this offering. We may create and issue additional debt securities with the same terms as the notes so that such additional debt securities would form a single series with the notes, and would be treated as such for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The notes will mature on                 , 2020. The notes will bear interest at     % from                 , 2012, or from the most recent interest payment date to which interest has been paid, payable semi-annually in cash on                     and                     of each year, commencing                 , 2012, to the Persons in whose name the notes are registered in the note register at the close of business on                     or                     next preceding such interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, premium, if any, and interest on the notes will be payable at the office or agency of Comstock in New York City maintained for such purpose, and the notes may be surrendered for transfer or exchange at the corporate trust office of the Trustee. In addition, in the event the notes do not remain in book-entry form, interest may be paid, at the option of Comstock, by check mailed to the Holders of the notes at their respective addresses as shown on the note register, subject to the right of any Holder of notes in the principal amount of $500,000 or more to request payment by wire transfer. No service charge will be made for any transfer, exchange or redemption of the notes, but Comstock may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith. The notes will be issued only in registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The obligations of Comstock under the notes will be jointly and severally guaranteed by the Subsidiary Guarantors. See “—Subsidiary Guarantees of Notes.”

Redemption

Optional Redemption

The notes will be redeemable at our option, in whole or in part, at any time on or after             , 2016, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), if redeemed during the 12-month period beginning on             of the years indicated below:

Year	Redemption Price
2016	%
2017	%
2018 and thereafter	100.000%

In the event that less than all of the notes are to be redeemed, the particular notes to be redeemed shall be selected not less than 30 nor more than 60 days prior to the date of redemption by the Trustee, from the outstanding notes not previously called for redemption, pro rata, by lot or by any other method the Trustee shall deem fair and appropriate (or in the case of notes in global form, the Trustee will select the notes for redemption based on DTC’s method that most nearly approximates a pro rata selection), although no note of $2,000 or less will be redeemed in part.

Notwithstanding the foregoing, prior to                     , 2015 we may, at any time or from time to time, redeem up to 35% of the aggregate principal amount of notes originally issued at a redemption price of     % of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption), with the Net Cash Proceeds of one or more Public Equity Offerings, provided that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after such redemption (excluding notes held by us and our Subsidiaries) and that such redemption occurs within 120 days following the closing of any such Public Equity Offering.

Offers to Purchase

As described below, (i) upon the occurrence of a Change of Control, we will be obligated to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (ii) upon certain sales or other dispositions of assets, Comstock may be obligated to make offers to purchase the notes with a portion of the Net Available Cash of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See “—Certain Covenants—Change of Control” and “—Limitation on Asset Sales.”

Sinking Fund

There will be no sinking fund payments for the notes.

Ranking

The Indebtedness evidenced by the notes and the Subsidiary Guarantees will be unsecured and will rank pari passu in right of payment with all Senior Indebtedness of Comstock and the Subsidiary Guarantors, as the case may be, and senior in right of payment to all subordinated Indebtedness of Comstock and the Subsidiary

Guarantors, as the case may be. The notes, however, will be effectively subordinated to secured Indebtedness of Comstock and its Subsidiaries to the extent of the value of the assets securing such Indebtedness, including Indebtedness under the Bank Credit Agreement, which is secured by a lien on substantially all of the assets of Comstock (including assets of the Subsidiary Guarantors).

As of March 31, 2012, on an as further adjusted basis as described under “Capitalization,” Comstock and its Restricted Subsidiaries would have had $1,090.0 million in principal amount of Senior Indebtedness outstanding, comprised of the notes, the 8 3/8% Senior Notes due 2017, the 7 3/4% Senior Notes due 2019 and borrowings under the Bank Credit Agreement, and no Indebtedness contractually subordinated to the notes. Subject to certain limitations, Comstock and its Subsidiaries may incur additional Indebtedness in the future.

A substantial portion of Comstock’s operations is conducted through its Subsidiaries. Claims of creditors of such Subsidiaries that are not Subsidiary Guarantors, including trade creditors and creditors holding Indebtedness or guarantees issued by such Subsidiaries, and claims of preferred stockholders of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of Comstock’s creditors, including Holders of the notes. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Comstock’s Subsidiaries that are not Subsidiary Guarantors.

Although the Indenture limits the incurrence of Indebtedness and Disqualified Capital Stock of the Restricted Subsidiaries and the issuance or sale of Preferred Stock of the Restricted Subsidiaries, such limitations are subject to a number of significant qualifications. In addition, the Indenture does not impose any limitations on the incurrence by the Restricted Subsidiaries of liabilities that are not considered Indebtedness, Disqualified Capital Stock or Preferred Stock under the Indenture. Please read “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and “—Limitation on Liens.” Moreover, the Indenture does not impose any limitation on the incurrence by any Unrestricted Subsidiary of Indebtedness or Disqualified Capital Stock, or the issuance or sale of Preferred Stock of any Unrestricted Subsidiary.

Subsidiary Guarantees of Notes

Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each Holder and the Trustee, the full and prompt performance of Comstock’s obligations under the Indenture and the notes, including the payment of principal of, premium, if any, and interest on the notes pursuant to its Subsidiary Guarantee. The initial Subsidiary Guarantors are currently all of Comstock’s operating subsidiaries. In addition to the initial Subsidiary Guarantors, Comstock is obligated under the Indenture to cause each Restricted Subsidiary that guarantees the payment of, assumes or in any other manner becomes liable (whether directly or indirectly) with respect to any Indebtedness of Comstock or any other Subsidiary Guarantor, including, without limitation, Indebtedness under the Bank Credit Agreement, to execute and deliver a supplement to the Indenture pursuant to which such Restricted Subsidiary will guarantee the payment of the notes on the same terms and conditions as the Subsidiary Guarantees by the initial Subsidiary Guarantors. Please read “—Certain Covenants—Future Subsidiary Guarantees.”

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to Comstock or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the “Merger, Consolidation and Sale of Assets” covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than Comstock or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (i) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor’s Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and (ii) such transaction does not (a) violate any of the covenants described below under “—Certain Covenants” or (b) result in a Default or Event of Default immediately thereafter that is continuing.

Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than Comstock or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture; provided, however, that any such release shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of Comstock or any Restricted Subsidiary shall also be released upon such sale or other disposition.

In addition, in the event that any Subsidiary Guarantor ceases to guarantee payment of, or in any other manner to remain liable (whether directly or indirectly) with respect to any and all other Indebtedness of Comstock or any other Restricted Subsidiary of Comstock, including, without limitation, Indebtedness under the Bank Credit Agreement, such Subsidiary Guarantor shall also be released from its Subsidiary Guarantee and the related obligations set forth in the Indenture for so long as it remains not liable with respect to all such other Indebtedness.

Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

Covenant Suspension

During any period that the notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing, Comstock and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

•	“—Limitation on Indebtedness and Disqualified Capital Stock;”

•	“—Limitation on Restricted Payments;”

•	“—Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries;”

•	“—Limitation on Transactions with Affiliates;”

•	“—Limitation on Asset Sales;”

•	“—Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

•	“clause (3) of “—Merger, Consolidation and Sale of Assets”

In the event that Comstock and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the notes below the applicable Investment Grade Rating, or a Default or

Event of Default occurs and is continuing, then Comstock and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under “Certain Covenants—Limitation on Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

During any period when the Suspended Covenants are suspended, the Board of Directors of Comstock may not designate any of Comstock’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.

Certain Covenants

Limitation on Indebtedness and Disqualified Capital Stock

Comstock will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “incur”) any Indebtedness (including any Acquired Indebtedness), and Comstock will not, and will not permit any of its Restricted Subsidiaries to, issue any Disqualified Capital Stock (except for the issuance by Comstock of Disqualified Capital Stock (A) which is redeemable at Comstock’s option in cash or Qualified Capital Stock and (B) the dividends on which are payable at Comstock’s option in cash or Qualified Capital Stock); provided however, that Comstock and its Restricted Subsidiaries that are Subsidiary Guarantors may incur Indebtedness or issue shares of Disqualified Capital Stock if (i) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (ii) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or such Disqualified Capital Stock is issued or would occur as a consequence of the incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	Priority Credit Facility Debt, in an aggregate amount at any one time outstanding not to exceed the greater of (a) the borrowing base under the Bank Credit Agreement at such time less the sum of all repayments of principal of Priority Credit Facility Debt made pursuant to “—Limitation on Asset Sales” and (b) 25% of Adjusted Consolidated Net Tangible Assets; provided, however, that Indebtedness and Disqualified Capital Stock of Restricted Subsidiaries that are not Subsidiary Guarantors shall not at any time constitute more than 50% of all Priority Credit Facility Debt otherwise permitted under this clause (1);

(2)	Indebtedness under the notes;

(3)	Indebtedness outstanding or in effect on the Issue Date (and not repaid or defeased with the proceeds of the offering of the notes);

(4)	obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(5)	the Subsidiary Guarantees of the notes (and any assumption of the obligations guaranteed thereby);

(6)	the incurrence by Comstock or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither Comstock nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b)	any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Comstock or a Restricted Subsidiary of Comstock and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Comstock nor a Restricted Subsidiary of Comstock will be deemed, in each case, to constitute an incurrence of such Indebtedness by Comstock or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	Permitted Refinancing Indebtedness and any guarantee thereof;

(8)	Non-Recourse Indebtedness;

(9)	in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(10)	Indebtedness in respect of bid, performance or surety bonds issued for the account of Comstock or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed); and

(11)	any additional Indebtedness in an aggregate principal amount not in excess of $75.0 million at any one time outstanding and any guarantee thereof.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11) described above or is entitled to be incurred pursuant to the first paragraph of this covenant, Comstock may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement shall be deemed incurred under clause (1) of the second paragraph of this covenant and not under the first paragraph or clause (3) of the second paragraph.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Comstock or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on Restricted Payments

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of Comstock or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of Comstock or in options, warrants or other rights to purchase Qualified Capital Stock of Comstock);

(2)	purchase, redeem or otherwise acquire or retire for value any Capital Stock of Comstock or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of Comstock) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of Comstock solely in shares of Qualified Capital Stock of Comstock);

(3)	make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Comstock and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4)	make any Restricted Investment;

(such payments or other actions described in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to the proposed Restricted Payment:

(1)	no Default or Event of Default shall have occurred and be continuing;

(2)	Comstock could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(3)	the aggregate amount of all Restricted Payments declared or made after January 1, 2004 shall not exceed the sum (without duplication) of the following (the “Restricted Payments Basket”):

(a)	50% of the Consolidated Net Income of Comstock accrued on a cumulative basis during the period beginning on January 1, 2004 and ending on the last day of Comstock’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(b)	the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of Comstock or any options, warrants or rights to purchase such shares of Qualified Capital Stock of Comstock; plus

(c)	the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2004 by Comstock (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of Comstock; plus

(d)	the aggregate Net Cash Proceeds received after January 1, 2004 by Comstock from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of Comstock, together with the aggregate cash received by Comstock at the time of such conversion or exchange; plus

(e)	to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to Comstock or a Restricted Subsidiary after January 1, 2004 from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by Comstock and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2004.

The amount of the Restricted Payments Basket as of March 31, 2012 was approximately $239.3 million. Notwithstanding the preceding provisions, Comstock and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (7) below) no Default or Event of Default shall have occurred and be continuing:

(1)	the payment of any dividend on any Capital Stock of Comstock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2)	the payment of any dividend payable from a Restricted Subsidiary to Comstock or any other Restricted Subsidiary of Comstock;

(3)	the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of Comstock or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(4)	the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of Comstock;

(5)	the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of Comstock so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by Comstock as necessary to accomplish such refinancing, plus the amount of expenses of Comstock incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the notes;

(6)	loans made to officers, directors or employees of Comstock or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1.0 million outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of Comstock in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6); and

(7)	other Restricted Payments in an aggregate amount not to exceed $10.0 million.

The actions described in clauses (1), (3), (4) and (6) above shall be Restricted Payments that shall be permitted to be made in accordance with the preceding paragraph but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph (provided that any dividend paid pursuant to clause (1) above shall reduce the amount that would otherwise be available under clause (3) of the second preceding paragraph when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5) and (7) above shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on Issuances and Sales of Preferred Stock of Restricted Subsidiaries

Comstock (1) will not permit any Restricted Subsidiary to issue or sell any Preferred Stock to any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries and (2) will not permit any Person other than Comstock or one of its Wholly Owned Restricted Subsidiaries to own any Preferred Stock of any Restricted Subsidiary, except, in each case, for (a) the Preferred Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary, or (b) a sale of Preferred Stock in connection with the sale of all the Capital Stock of a Restricted Subsidiary owned by Comstock or its Subsidiaries effected in accordance with the provisions of the Indenture described under “—Limitation on Asset Sales.”

Limitation on Transactions with Affiliates

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of Comstock (other than Comstock or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1)	such transaction or series of related transactions is on terms that are no less favorable to Comstock or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2)	Comstock delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but no greater than $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of Comstock.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	loans or advances to officers, directors and employees of Comstock or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1.0 million outstanding at any one time;

(2)	indemnities of officers, directors, employees and other agents of Comstock or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3)	the payment of reasonable and customary fees to directors of Comstock or any of its Restricted Subsidiaries who are not employees of Comstock or any Affiliate;

(4)	Comstock’s employee compensation and other benefit arrangements;

(5)	transactions exclusively between or among Comstock and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; and

(6)	any Restricted Payment permitted to be paid pursuant to the terms of the Indenture described under “—Limitation on Restricted Payments.”

Limitation on Liens

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind, except for Permitted Liens, upon any of their respective property or assets, whether now owned or acquired after the Issue Date, or any income, profits or proceeds therefrom, or assign or convey any right to receive income thereon, unless (1) in the case of any Lien securing Subordinated Indebtedness, the notes are secured by a lien on such property, assets or proceeds that is senior in priority to such Lien and (2) in the case of any other Lien, the notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by Comstock and its Restricted Subsidiaries is subject to further limitations on the incurrence of Indebtedness as described under “—Limitation on Indebtedness and Disqualified Capital Stock.”

Limitation on Asset Sales

Comstock will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) Comstock or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) all of the consideration paid to Comstock or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of Comstock (other than liabilities of Comstock that are by their terms subordinated to the notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which Comstock and its remaining Restricted Subsidiaries are no longer liable for such liabilities (“Permitted Consideration”); provided, however, that Comstock and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the 2009 Notes Issue Date and held by Comstock or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

The Net Available Cash from Asset Sales by Comstock or a Restricted Subsidiary may be applied by Comstock or such Restricted Subsidiary, to the extent Comstock or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of Comstock or a Restricted Subsidiary), to

•	prepay, repay, redeem or purchase Senior Indebtedness of Comstock or a Restricted Subsidiary; or

•	reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Comstock or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 365 days from the date of such Asset Sale shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Comstock will be required to make an offer (the “Prepayment Offer”) to all Holders of notes and all Holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Prepayment Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of notes pursuant to the Prepayment Offer for notes, then such Excess Proceeds will be allocated pro rata according to the principal amount of the notes tendered and the Trustee will select the notes to be purchased in accordance with the Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this paragraph and provided that all Holders of notes have been given the opportunity to tender their notes for purchase as described in the following paragraph in accordance with the Indenture, Comstock and its Restricted Subsidiaries may use such remaining amount for purposes permitted by the Indenture and the amount of Excess Proceeds will be reset to zero.

Within 30 days after the 365th day following the date of an Asset Sale, Comstock shall, if it is obligated to make an offer to purchase the notes pursuant to the preceding paragraph, send a written Prepayment Offer notice, by first-class mail, to the Holders of the notes (the “Prepayment Offer Notice”), accompanied by such information regarding Comstock and its Subsidiaries as Comstock believes will enable such Holders of the notes to make an informed decision with respect to the Prepayment Offer. The Prepayment Offer Notice will state, among other things:

•	that Comstock is offering to purchase notes pursuant to the provisions of the Indenture;

•	that any note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Prepayment Offer shall cease to accrue interest on the Purchase Date;

•	that any notes (or portions thereof) not properly tendered will continue to accrue interest;

•

the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”);

•	the aggregate principal amount of notes to be purchased;

•

a description of the procedure which Holders of notes must follow in order to tender their notes and the procedures that Holders of notes must follow in order to withdraw an election to tender their notes for payment; and

•	all other instructions and materials necessary to enable Holders to tender notes pursuant to the Prepayment Offer.

Comstock will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Prepayment Offer, Comstock will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Future Subsidiary Guarantees

If any Restricted Subsidiary that is not already a Subsidiary Guarantor has outstanding or guarantees any other Indebtedness of Comstock or a Subsidiary Guarantor, then in either case that Subsidiary will become a Subsidiary Guarantor by executing a supplemental indenture and delivering it to the Trustee within 20 business days of the date on which it incurred or guaranteed such Indebtedness, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries of Comstock that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

Comstock will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

•	to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to Comstock or any other Restricted Subsidiary;

•	to make loans or advances to Comstock or any other Restricted Subsidiary; or

•	to transfer any of its property or assets to Comstock or any other Restricted Subsidiary

(any such restrictions being collectively referred to herein as a “Payment Restriction”). However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Comstock or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2)	any instrument governing Indebtedness of a Person acquired by Comstock or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not incurred in anticipation of such acquisition;

(3)	any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under the covenant described in “—Limitation on Indebtedness and Disqualified Capital Stock” and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Bank Credit Agreement and the Indenture as in effect on the Issue Date;

(4)	the Bank Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Bank Credit Agreement, provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Bank Credit Agreement as in effect on the Issue Date;

(5)	the Indenture, the notes and the Subsidiary Guarantees; or

(6)	the indenture governing Comstock’s existing 8 3/8% Senior Notes due 2017, 7 3/4% Senior Notes due 2019 and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.

Limitation on Sale and Leaseback Transactions

Comstock will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/ Leaseback Transaction unless (1) Comstock or such Restricted Subsidiary, as the case may be, would be able to incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) Comstock or such Restricted Subsidiary receives proceeds from such Sale/ Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

Change of Control

Upon the occurrence of a Change of Control, Comstock shall be obligated to make an offer to purchase all of the then outstanding notes (a “Change of Control Offer”), and shall purchase, on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following such Change of Control, all of the then outstanding notes validly tendered pursuant to such Change of Control Offer, at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest to the Change of Control Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Purchase Date). The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the fifth business day prior to the Change of Control Purchase Date.

In order to effect a Change of Control Offer, Comstock shall, not later than the 30th day after the occurrence of a Change of Control, give to the Trustee and each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

The Bank Credit Agreement contains, and any future credit agreements or other agreements relating to Senior Indebtedness or other obligations of Comstock may contain, prohibitions or restrictions on Comstock’s ability to effect a Change of Control Offer. In the event a Change of Control occurs at a time when such prohibitions or restrictions are in effect, Comstock could seek the consent of its lenders to the repurchase of notes or could attempt to refinance the borrowings or renegotiate the agreements that contain such prohibitions. If Comstock does not obtain such a consent or repay such borrowings or change such agreements, Comstock will be effectively prohibited from repurchasing notes. Failure by Comstock to purchase the notes when required would result in an Event of Default. See “—Events of Default.” There can be no assurance that Comstock would have adequate resources to repay or refinance all Indebtedness and other obligations owing under the Bank Credit Agreement and such other agreements and to fund the purchase of the notes upon a Change of Control.

Comstock will not be required to make a Change of Control Offer upon a Change of Control if another Person makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer to be made by Comstock and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and Comstock, or any third party making a Change of Control Offer in lieu of Comstock as described above, purchases all of the notes validly tendered and not withdrawn by such holders, Comstock will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption.

The definition of Change of Control includes a phrase relating to the disposition of “all or substantially all” of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require Comstock to purchase such notes as a result of a disposition of less than all of the properties and assets of Comstock and its Restricted Subsidiaries, taken as a whole, to another Person may be uncertain.

Comstock intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and Comstock is required to purchase notes as described above. The existence of a Holder’s right to require, subject to certain conditions, Comstock to repurchase its notes upon a Change of Control may deter a third party from acquiring Comstock in a transaction that constitutes, or results in, a Change of Control.

Reports

The Indenture will provide that, whether or not Comstock is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, Comstock will file with the Commission, and make available to the Trustee and the holders of the notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that Comstock is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Comstock will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes without cost to any holder as if Comstock were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

If Comstock has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Comstock and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Comstock.

The availability of the foregoing materials on the Commission’s website or on Comstock’s website shall be deemed to satisfy the foregoing delivery obligations

Future Designation of Restricted and Unrestricted Subsidiaries

The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by Comstock of any existing or future Subsidiary of Comstock as an Unrestricted Subsidiary. The definition of “Unrestricted Subsidiary” set forth under the caption “—Certain Definitions” describes the circumstances under which a Subsidiary of Comstock may be designated as an Unrestricted Subsidiary by the Board of Directors of Comstock.

Merger, Consolidation and Sale of Assets

Comstock will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and Comstock will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1)	either (a) if the transaction is a merger or consolidation, Comstock shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than Comstock) formed by such consolidation or into which Comstock is merged or to which the properties and assets of Comstock or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Comstock under the notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect;

(2)	immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Comstock or any of its Restricted Subsidiaries which becomes an obligation of Comstock or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3)	except in the case of the consolidation or merger of any Restricted Subsidiary with or into Comstock or another Restricted Subsidiary, either:

(a)	immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; or

(b)	immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of Comstock immediately before such transaction or transactions;

(4)	if Comstock is not the continuing obligor under the Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the notes shall apply to the Surviving Entity’s obligations under the Indenture and the notes;

(5)	if any of the properties or assets of Comstock or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant; and

(6)	Comstock (or the Surviving Entity if Comstock is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, (a) an Officers’ Certificate stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause (1) of this paragraph have been satisfied.

Upon any consolidation or merger or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of Comstock and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which Comstock is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, Comstock under the Indenture with the same effect as if the Surviving Entity had been named as Comstock therein, and thereafter Comstock, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the notes and may be liquidated and dissolved.

Events of Default

The following are “Events of Default” under the Indenture:

(1)	default in the payment of the principal of or premium, if any, on any of the notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Prepayment Offer, upon acceleration or otherwise;

(2)	default in the payment of any installment of interest on any of the notes, when due, and the continuance of such default for a period of 30 days;

(3)	default in the performance or breach of the provisions of the “Merger, Consolidation and Sale of Assets” section of the Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the “Change of Control” covenant or the failure to make or consummate a Prepayment Offer in accordance with the provisions of the “Limitation on Asset Sales” covenant;

(4)	Comstock or any Subsidiary Guarantor shall fail to comply with the provisions described under “—Certain Covenants—Reports” for a period of 90 days after written notice of such failure stating that it is a “notice of default” under the Indenture shall have been given (a) to Comstock by the Trustee or (y) to Comstock and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding);

(5)	Comstock or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the notes, any Subsidiary Guarantee or the Indenture (other than a default specified in (1), (2), (3) or (4) above) for a period of 60 days after written notice of such failure stating that it is a “notice of default” under the Indenture shall have been given (a) to Comstock by the Trustee or (b) to Comstock and the Trustee by the Holders of at least 25% in aggregate principal amount of the notes then outstanding);

(6)	the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, or interest on any Indebtedness of Comstock (other than the notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default resulting in acceleration of any Indebtedness of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness, together with the aggregate principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, shall exceed $50.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(7)	any Subsidiary Guarantee shall for any reason cease to be, or be asserted by Comstock or any Subsidiary Guarantor, as applicable, not to be in full force and effect (except pursuant to the release of any such Subsidiary Guarantee in accordance with the Indenture);

(8)	failure by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to pay final judgments or orders rendered against Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary aggregating in excess of $50.0 million (net of any amounts covered by insurance with a reputable and creditworthy insurance company that has not disclaimed liability) and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of a pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

(9)

the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of Comstock or any Subsidiary Guarantor or any other Restricted

Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

(10)	the commencement by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by Comstock or any Subsidiary Guarantor or any other Restricted Subsidiary in furtherance of any such action.

If an Event of Default (other than as specified in clause (9) or (10) above) shall occur and be continuing, the Trustee, by written notice to Comstock, or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to the Trustee and Comstock, may, and the Trustee upon the request of the Holders of not less than 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued and unpaid interest on all of the notes due and payable immediately, upon which declaration all amounts payable in respect of the notes shall be immediately due and payable. If an Event of Default specified in clause (9) or (10) above occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest on all of the notes shall become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder of notes.

After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes, by written notice to Comstock, the Subsidiary Guarantors and the Trustee, may rescind and annul such declaration if (1) Comstock or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all notes, (c) the principal of and premium, if any, on any notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c)); (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (3) all Events of Default, other than the non-payment of principal of, premium, if any, or interest on the notes that has become due solely by such declaration of acceleration, have been cured or waived.

No Holder will have any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless such Holder has notified the Trustee of a continuing Event of Default and the Holders of at least 25% in aggregate principal amount of the outstanding notes have made written request, and offered such reasonable indemnity as the Trustee may require, to the Trustee to institute such proceeding as Trustee under the notes and the Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding notes. Such limitations will not apply, however, to a suit instituted by the Holder of a note for the enforcement of the payment of the principal of, premium, if any, or interest on such note on or after the respective due dates expressed in such note.

During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee such reasonable security or indemnity as it may require. Subject to certain provisions concerning the rights of the Trustee, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any notes, the Trustee may withhold the notice to the Holders of the notes if the Trustee determines in good faith that withholding the notice is in the interest of the Holders of the notes.

Comstock will be required to furnish to the Trustee annual statements as to the performance by Comstock of its obligations under the Indenture and as to any default in such performance. Comstock is also required to notify the Trustee within 10 days of any Default or Event of Default.

Legal Defeasance or Covenant Defeasance of Indenture

Comstock may, at its option and at any time, terminate the obligations of Comstock and the Subsidiary Guarantors with respect to the outstanding notes (such action being a “legal defeasance”). Such legal defeasance means that Comstock and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes and to have been discharged from all their other obligations with respect to the notes and the Subsidiary Guarantees, except for, among other things:

•	the rights of Holders of outstanding notes to receive payment in respect of the principal of, premium, if any, and interest on such notes when such payments are due;

•

Comstock’s obligations to replace any temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes and maintain an office or agency for payments in respect of the notes;

•	the rights, powers, trusts, duties and immunities of the Trustee; and

•	the defeasance provisions of the Indenture.

In addition, Comstock may, at its option and at any time, elect to terminate the obligations of Comstock and each Subsidiary Guarantor with respect to certain covenants that are set forth in the Indenture, some of which are described under “—Certain Covenants” above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes (such action being a “covenant defeasance”).

In order to exercise either legal defeasance or covenant defeasance:

•

Comstock or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes to redemption or maturity;

•

Comstock shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

•

no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) and (9) under the first paragraph of “Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

•

such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Indenture or the Trust Indenture Act with respect to any securities of Comstock or any Subsidiary Guarantor;

•

such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which Comstock or any Subsidiary Guarantor is a party or by which it is bound; and

•

Comstock shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when:

•

either (1) all the notes theretofore authenticated and delivered (except lost, stolen, mutilated or destroyed notes which have been replaced or paid and notes for whose payment money or certain United States government obligations have theretofore been deposited in trust or segregated and held in trust by Comstock and thereafter repaid to Comstock or discharged from such trust) have been delivered to the Trustee for cancellation or (2) all notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of Comstock, and Comstock has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit (in the case of notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from Comstock irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

•	Comstock has paid all other sums payable under the Indenture by Comstock; and

•

Comstock has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

From time to time, Comstock, the Subsidiary Guarantors and the Trustee may, without the consent of the Holders of the notes, amend or supplement the Indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, adding or releasing any Subsidiary Guarantor pursuant to the terms of the Indenture, or making any change that does not adversely affect the rights of any Holder of notes. Other amendments and modifications of the Indenture or the notes may be made by Comstock, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby:

•	change the Stated Maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount of, premium, if any, or interest on any note;

•	change the coin or currency of payment of principal of, premium, if any, or interest on, any note;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any note;

•	reduce the above-stated percentage of aggregate principal amount of outstanding notes necessary to modify or amend the Indenture;

•	reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified;

•	modify any provisions of the Indenture relating to the Subsidiary Guarantees in a manner adverse to the Holders; or

•

amend, change or modify the obligation of Comstock to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Prepayment Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

The Holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the Holders of all notes, waive any past default under the Indenture, except a default in the payment of principal of, premium, if any, or interest on the notes, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each note outstanding.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member, partner or trustee of Comstock or any Subsidiary Guarantor, as such, shall have any liability for any obligations of Comstock or any Subsidiary Guarantor under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. serves as trustee under the Indenture. The Indenture (including provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of Comstock, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indenture permits the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign. The Trustee also serves as the trustee under the indentures governing our 8 3/8 Senior Notes due 2017 and our 7 3/4% Senior Notes due 2019.

Governing Law

The Indenture, the notes and the Subsidiary Guarantees are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1)	any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2)	Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3)	the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4)	capital expenditures by Comstock or a Restricted Subsidiary in the Oil and Gas Business.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1)	the sum of:

(a)	discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state,

federal or foreign income taxes, as estimated by Comstock and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of Comstock’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i)	estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii)	estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii)	estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv)	estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided	that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases shall be as estimated by Comstock’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b)	the capitalized costs that are attributable to oil and gas properties of Comstock and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on Comstock’s books and records as of a date no earlier than the date of Comstock’s latest annual or quarterly financial statements;

(c)	the Net Working Capital on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements; and

(d)	the greater of (i) the net book value on a date no earlier than the date of Comstock’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of Comstock and its Restricted Subsidiaries, as of the date no earlier than the date of Comstock’s latest audited financial statements, minus

(2)	the sum of:

(a)	Minority Interests;

(b)	any net gas balancing liabilities of Comstock and its Restricted Subsidiaries reflected in Comstock’s latest audited financial statements;

(c)	to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in Comstock’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of Comstock and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d)	the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of Comstock and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than Comstock or any of its Restricted Subsidiaries (including, without limitation, by means of a merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the properties and assets of any division or line of business of Comstock or any of its Restricted Subsidiaries or (iii) any other properties or assets of Comstock or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business. For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, the provisions described under “—Merger, Consolidation and Sale of Assets;” (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the “Limitation on Restricted Payments” covenant; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25.0 million.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Bank Credit Agreement” means that certain Third Amended and Restated Credit Agreement dated as of November 30, 2010 among Comstock, as Borrower, the lenders party thereto from time to time, Bank of Montreal, as Administrative Agent and Issuing Bank, Bank of America, N.A., as Syndication Agent, and Comerica Bank, JP Morgan Chase Bank, N.A. and Union Bank, N.A., as Co-Documentation Agents, and together with all related documents executed or delivered pursuant thereto at any time (including, without limitation, all mortgages, deeds of trust, guarantees, security agreements and all other collateral and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement or agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including into two or more separate credit facilities, and including increasing the amount of available borrowings thereunder provided that such increase in borrowings is within the definition of Permitted Indebtedness or is otherwise permitted under the covenant described under “Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock”) or adding Subsidiaries as additional borrowers or guarantors thereunder and all or any portion of the Indebtedness and other Obligations under such agreement or agreements or any successor or replacement agreement or agreements, and whether by the same or any other agent(s), lender(s) or group(s) of lenders.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)	any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2)	demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million;

(3)	commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of Comstock and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

(5)	overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6)	deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Bank Credit Agreement, provided all such deposits do not exceed $5.0 million in the aggregate at any one time;

(7)	demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any event or series of events by which:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of Comstock;

(2)	Comstock consolidates with or merges into another Person or any Person consolidates with, or merges into, Comstock, in any such event pursuant to a transaction in which the outstanding Voting Stock of Comstock is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of Comstock is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of Comstock immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3)	Comstock, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of Comstock and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than Comstock or a Wholly Owned Restricted Subsidiary);

(4)

during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Comstock (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Comstock was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Comstock then in office; or

(5) Comstock is liquidated or dissolved.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of Comstock and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided, however, that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by Comstock or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of Comstock or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of Comstock, a fixed or floating rate of interest, shall be computed by applying, at the option of Comstock, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock” shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this provision, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition Comstock has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of Comstock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of Comstock and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than Comstock or a Restricted Subsidiary) is guaranteed by Comstock or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by Comstock and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of Comstock and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of Comstock and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Comstock and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1)	net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2)	net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3)	the net income (or net loss) of any Person (other than Comstock or any of its Restricted Subsidiaries), in which Comstock or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Comstock or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4)	the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5)	dividends paid in Qualified Capital Stock;

(6)	income resulting from transfers of assets received by Comstock or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7)	Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8)	the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” means, at any date, the consolidated stockholders’ equity of Comstock and its Restricted Subsidiaries less the amount of such stockholders’ equity attributable to Disqualified Capital Stock or treasury stock of Comstock and its Restricted Subsidiaries, as determined in accordance with GAAP.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of Comstock and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Consolidated Total Indebtedness” means, with respect to Comstock and its Restricted Subsidiaries as of any date of determination, the aggregate of all Indebtedness of Comstock and its Restricted Subsidiaries as of such date of determination, on a consolidated basis, determined in accordance with GAAP.

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of Comstock is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors of Comstock who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Comstock) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the final Stated Maturity of the notes or is redeemable at the option of the Holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity. For purposes of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Disqualified Capital Stock,” Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided, however, that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Default” has the meaning set forth above under the caption “Events of Default.”

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by Comstock or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10.0 million shall be determined by the Board of Directors of Comstock acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of Comstock acting in good faith.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.

The term “guarantee” means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

“Holder” means a Person in whose name a note is registered in the Note Register.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2)	all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3)	all obligations of such Person with respect to letters of credit;

(4)	all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(5)	all Capitalized Lease Obligations of such Person;

(6)	the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/ Leaseback Transaction of such Person;

(7)

all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(8)	all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9)	all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness. In addition, Disqualified Capital Stock shall not be deemed to be Indebtedness.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by Comstock in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the “Limitation on Indebtedness and Disqualified Capital Stock” covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If Comstock or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of Comstock such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of Comstock, Comstock will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Comstock’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the notes.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of Comstock, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which Comstock is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which Comstock or a Restricted Subsidiary received the securities was in compliance with the provisions of the Indenture described under “—Certain Covenants —Limitation on Asset Sales,” such securities shall be deemed not to have been Liquid Securities at any time.

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of Comstock and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which Comstock’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with the provisions of the Indenture described under “—Certain Covenants—Limitation on Asset Sales.”

“Maturity” means, with respect to any note, the date on which any principal of such note becomes due and payable as therein or in the Indenture provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by Comstock or a Restricted Subsidiary

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from an Asset Sale or Sale/ Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/ Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/ Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/ Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of Comstock and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/ Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/ Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/ Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/ Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/ Leaseback Transaction and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/ Leaseback Transaction and retained by Comstock or any Restricted Subsidiary after such Asset Sale or Sale/ Leaseback Transaction; provided, however, that if any consideration for an Asset Sale or Sale/ Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of Comstock and its Restricted Subsidiaries, less (2) all current liabilities of Comstock and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of Comstock prepared in accordance with GAAP.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of Comstock or any Restricted Subsidiary incurred in connection with the acquisition by Comstock or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither Comstock nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of Comstock or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Register” means the register maintained by or for Comstock in which Comstock shall provide for the registration of the notes and the transfer of the notes.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Oil and Gas Business” means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (iv) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition.

“Permitted Investments” means any of the following:

(1)	Investments in Cash Equivalents;

(2)	Investments in property, plant and equipment used in the ordinary course of business;

(3)	Investments in Comstock or any of its Restricted Subsidiaries;

(4)	Investments by Comstock or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, Comstock or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5)	entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6)	entry into any hedging arrangements in the ordinary course of business for the purpose of protecting Comstock’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7)	entry into any currency exchange contract in the ordinary course of business;

(8)	Investments in stock, obligations or securities received in settlement of debts owing to Comstock or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of Comstock or any Restricted Subsidiary, in each case as to debt owing to Comstock or any Restricted Subsidiary that arose in the ordinary course of business of Comstock or any such Restricted Subsidiary;

(9)	guarantees of Indebtedness permitted under the “Limitation on Indebtedness and Disqualified Capital Stock” covenant; and

(10)	other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25.0 million and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted	Liens” means the following types of Liens:

(1)	Liens securing Indebtedness of Comstock or any Restricted Subsidiary that constitutes Priority Credit Facility Debt permitted pursuant to clause (1) of the definition of “Permitted Indebtedness”;

(2)	Liens existing as of the Issue Date (excluding Liens securing Indebtedness of Comstock under the Bank Credit Agreement);

(3)	Liens securing the notes or the Subsidiary Guarantees;

(4)	Liens in favor of Comstock or any Restricted Subsidiary;

(5)	Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Comstock or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(6)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(7)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(8)	judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(9)	easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Comstock or any of its Restricted Subsidiaries;

(10)	any interest or title of a lessor under any capitalized lease or operating lease;

(11)	purchase money Liens; provided, however, that (a) the related purchase money Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be incurred under the Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(12)	Liens securing obligations under hedging agreements that Comstock or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(13)	Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(15)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Comstock or its Restricted Subsidiaries relating to such property or assets;

(16)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Comstock or any of its Restricted Subsidiaries, including rights of offset and set-off;

(17)	Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture;

(18)	Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(19)	Liens on pipeline or pipeline facilities which arise by operation of law;

(20)	Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(21)	Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(22)	Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of Comstock and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by Comstock or any Restricted Subsidiaries;

(23)	Liens securing Non-Recourse Indebtedness; provided, however, that the related Non- Recourse Indebtedness shall not be secured by any property or assets of Comstock or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by Comstock or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(24)	Liens on property existing at the time of acquisition thereof by Comstock or any Subsidiary of Comstock and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary, provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(25)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Comstock or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments;” and

(26)	additional Liens incurred in the ordinary course of business of Comstock or any Restricted Subsidiary of Comstock with respect to obligations that do not exceed at any one time outstanding the greater of (a) $75.0 million or (b) 5% of Adjusted Consolidated Net Tangible Assets.

Notwithstanding anything in clauses (1) through (25) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of Comstock or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Prepayment Offer) outstanding Indebtedness of Comstock or any

Restricted Subsidiary, provided that (1) if the Indebtedness (including the notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (3) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by Comstock as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by Comstock or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Priority Credit Facility Debt” means, collectively, (1) Indebtedness of Comstock or any Restricted Subsidiary (including, without limitation, Indebtedness under the Bank Credit Agreement) secured by Liens not otherwise permitted under any of clauses (2) through (25), inclusive, of the definition of “Permitted Liens,” and (2) other Indebtedness or Disqualified Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor. For purposes of clause (1) of the definition of “Permitted Indebtedness,” Priority Credit Facility Debt shall be calculated, at any time of determination, (a) in the case of Indebtedness under the Bank Credit Agreement or Indebtedness under any other instrument or agreement, with reference to the aggregate principal amount outstanding thereunder at such time, excluding all interest, fees and other Obligations under such facility, instrument or agreement, and (b) in the case of Disqualified Capital Stock, in the manner specified in the definition of “Disqualified Capital Stock.”

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Public Equity Offering” means an offer and sale of Common Stock (other than Disqualified Stock) of Comstock for cash pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Comstock).

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Restricted Investment” means (without duplication) (i) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (ii) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Comstock, whether existing on or after the Issue Date, unless such Subsidiary of Comstock is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/ Leaseback Transaction” means, with respect to Comstock or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by Comstock or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by Comstock or any of its Restricted Subsidiaries to such Person.

“Senior Indebtedness” means any Indebtedness of Comstock or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter incurred), unless such Indebtedness is Subordinated Indebtedness.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of Comstock or a Subsidiary Guarantor which is expressly subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, or (2) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person have, directly or indirectly, at the date of determination thereof, at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“Subsidiary Guarantee” means any guarantee of the notes by any Subsidiary Guarantor in accordance with the provisions described under “—Subsidiary Guarantees of Notes” and “—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.”

“Subsidiary Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Indenture and (7) any Person that becomes a successor guarantor of the notes in compliance with the provisions described under “—Subsidiary Guarantees of Notes” and “Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries.”

“2009 Notes Issue Date” means October 9, 2009.

“Unrestricted Subsidiary” means (1) any Subsidiary of Comstock that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of Comstock as provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Comstock may designate any Subsidiary of Comstock as an Unrestricted Subsidiary so long as (a) neither Comstock nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of Comstock or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; (c) such designation as an Unrestricted Subsidiary would be permitted under the “Limitation on Restricted Payments” covenant; and (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of Comstock or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the “Limitation on Liens” covenant); provided, however, that with respect to clause (a), Comstock or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (i) such liability constituted a Permitted Investment or a Restricted Payment permitted by the “Limitation on Restricted Payments” covenant, in each case at the time of incurrence, or (ii) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of Comstock shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation. If, at any time any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date. The Board of Directors of Comstock may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation on a pro forma basis, (i) no Default or Event of Default shall have occurred and be continuing, (ii) Comstock could incur $1.00 of additional Indebtedness under the first paragraph of the “Limitation on Indebtedness and Disqualified Capital Stock” covenant and (iii) if any of the properties and assets of Comstock or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the “Limitation on Liens” covenant.

“Volumetric Production Payments” means production payment obligations of Comstock or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of Comstock to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by Comstock or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that Comstock, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Subsidiary were a wholly owned subsidiary.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning DTC, Clearstream, Luxembourg and Euroclear, and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

The new notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as depositary for Euroclear.

So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “—Certificated Notes”:

•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•

all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

DTC acts as securities depositary for the notes. The new notes will be issued as fully registered notes registered in the name of Cede & Co. DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC facilitates the post-trade settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as U.S. and non-U.S. securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Certificated Notes.”

To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other nominee as may be requested by DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

Under the book-entry format, the paying agent will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. None of us, any subsidiary guarantor, the trustee under the indenture or any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.

DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We, the subsidiary guarantors and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream,

Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we, the subsidiary guarantors and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.

The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to its direct participant as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Certificated Notes

Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

•

we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and we have not appointed a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture and DTC has notified us and the trustee of its desire to exchange the global notes for certificated notes; or

•	subject to DTC’s rules, we, at our option, elect to terminate the book-entry system through DTC.

If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. We will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement to actions by holders will refer to actions taken by the depositary upon instructions from its direct participants; and (3) all references in this prospectus supplement to payments and notices to holders will refer to payments and notices to the depositary or its nominee, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the global notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes is, therefore, required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a global note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a global note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences of the acquisition, ownership and disposition of the notes offered hereby, but does not purport to be a complete analysis of all potential tax considerations relating to the notes. The federal income tax considerations set forth below are based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (“IRS”) currently in effect. There can be no assurance that the IRS will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed in this summary. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below.

The summary does not address all potential federal tax considerations, such as estate and gift tax considerations, that may be relevant to particular holders of notes and does not address foreign, state, local or other tax consequences. This summary does not address the federal income tax consequences to taxpayers who may be subject to special tax treatment, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	small business investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	dealers in securities or currencies;

•	broker-dealers;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	holders whose functional currency is not the United States dollar;

•	tax-exempt organizations;

•	passive foreign investment companies or controlled foreign corporations;

•	persons that hold the notes in a tax-deferred or tax-advantaged account; or

•	persons that hold the notes as part of a position in a straddle, or as part of a hedging, conversion, or other integrated investment transaction.

This summary is limited to holders that are initial purchasers of the notes at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters) and that hold the notes as capital assets within the meaning of Section 1221 of the Code.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS WITH RESPECT TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AS IT RELATES TO YOUR PURCHASE, HOLDING AND DISPOSITION OF THE NOTES.

In certain circumstances (see “Description of the Notes—Redemption—Optional Redemption” and “Description of the Notes—Certain Covenants—Change of Control”), we may elect to or be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our treatment is binding on you unless you disclose your contrary position in the manner required by the applicable Treasury Regulations. Our determination is not binding on the IRS, and if the IRS successfully challenges this determination, you could be required to treat any gain recognized on the sale or disposition of a note as ordinary income, and the timing and amount of income inclusions could be different from the consequences discussed herein. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Consequences to United States Holders

United States Holders

The discussion in this section will apply to you only if you are a “United States holder” of a note. A “United States holder” is a beneficial owner of the notes who or which is:

•	an individual who is a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or political subdivision thereof, or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•

a trust if (a) a United States court can exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) such trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

The following discussion assumes that you have not made the election to include all interest that accrues on a note in gross income on a constant yield basis (as described below under “—Stated Interest and OID on the Notes”).

Stated Interest and OID on the Notes

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes. If you are a United States holder who uses the accrual method of accounting for United States federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it accrues. If you are a United States holder who uses the cash receipts and disbursements method of accounting for United States federal income tax purposes, stated interest on a note will be taxable to you as ordinary income at the time it is actually or constructively received.

The notes will be issued with OID for U.S. federal income tax purposes if a note’s “stated redemption price at maturity” exceeds its issue price (as defined above) by more than a “de minimis” amount. The stated redemption price at maturity of a note is the sum of all payments required to be made on the note other than payments of “qualified stated interest” (i.e., generally, stated interest that is unconditionally payable in money at least annually). All of the stated interest on a note should constitute qualified stated interest and therefore the stated redemption price at maturity of a note should be its stated principal amount. The amount of OID will be “de minimis” if the discount is less than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of complete years to their maturity. If the notes are issued with OID, then regardless of your method of tax accounting, you will be required to accrue OID on a constant yield basis and include such accruals in gross income in advance of the receipt of cash attributable to that income. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. We will prepare information returns required to be filed with the IRS using accrual periods corresponding to the six-month intervals between payments of stated interest or, in the case of the initial period, the shorter period from the issue date. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID allocable to all prior accrual periods reduced by any payments on the note that were not qualified stated interest. The “yield to maturity” of a note is the interest rate that, when used to compute the present value of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

You may elect, subject to certain limitations, to include all interest that accrues on a note in gross income on a constant yield basis. For purposes of this election, interest includes stated interest and OID. When applying the constant yield method to a note for which this election has been made, the issue price of a note will equal your basis in the note immediately after its acquisition and the issue date of the note will be the date of its acquisition by you. This election generally will apply only to the note with respect to which it is made and may not be revoked without IRS consent.

Sale, Exchange or Retirement of the Notes

If you are a United States holder, you generally will recognize taxable gain or loss upon the sale, exchange, retirement at maturity or other disposition of a note in an amount equal to the difference between the amount of cash plus the fair market value of all property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the note. In general, your adjusted tax basis in a note will be equal the price paid for the note, increased by the amount of any OID you have previously included in income. In general, gain or loss recognized on the sale, exchange, retirement or other disposition of a note will be capital gain or loss, and will generally be long-term capital gain or loss if at the time of sale, exchange or retirement, the note has been held for more than one year. The maximum federal long-term capital gain rate for non-corporate taxpayers is 15% for taxable years beginning on or prior to December 31, 2012 (and is scheduled to increase to 20% for subsequent taxable years). The deductibility of capital losses may be subject to limitation.

Information Reporting and Back-Up Withholding

You may be subject to back-up withholding (currently at a rate of twenty-eight percent (28%) but scheduled to increase to thirty-one percent (31%) for taxable years beginning after December 31, 2012) with respect to certain reportable payments, including interest payments, OID, and, under certain circumstances, principal payments on the notes and payments of the proceeds of the sale of notes, if you, among other things

•

fail to provide us or our paying agent with an IRS Form W-9 or substitute Form W-9 which is signed under penalties of perjury, and in which you furnish a social security number or other taxpayer identification number, within a reasonable time after the request for such Form W-9;

•	furnish an incorrect taxpayer identification number; or

•	fail to report interest properly.

Back-up withholding is not an additional tax. Any amount withheld from a payment to you under the back-up withholding rules is creditable against your actual U.S. federal income tax liability, if any, and a refund may be obtained of any amounts withheld in excess of your actual U.S. federal income tax liability, provided that you file the appropriate forms and/or returns with the IRS. Back-up withholding does not apply, however, if you properly establish your eligibility for an exemption from back-up withholding. Information reporting generally will apply to payments of interest (including OID) on, and, proceeds of the sale of, the notes unless you are an exempt recipient, such as a corporation.

Consequences to Non-United States Holders

Non-United States Holders

The discussion in this section will apply to you only if you are “Non-United States holder” of a note. A “Non-United States holder” is a beneficial owner of the notes that is an individual, corporation, estate or trust who is not a “United States holder” as defined in “Consequences to United States Holders—United States Holders” above.

Stated Interest and OID on the Notes

If you are a Non-United States holder, interest paid or accrued on a note (including for purposes of the discussion below, any OID) will not be subject to United States federal income tax or withholding tax if the interest (including OID) is not effectively connected with the conduct of a trade or business within the United States by you (and attributable to a permanent establishment maintained by you in the United States, if a tax treaty applies) and each of the following conditions are met:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•

(A) you certify, under penalties of perjury, that you are not a United States person (which certification may be made on IRS Form W-8BEN or substitute form) and provide us with your name and address or (B) you are a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its trade or business and you certify, under penalties of perjury, you have received the certification and information described in (A) above from the Non-United States holder and you furnish us with a copy thereof.

Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners, or beneficiaries may be required to be provided to our paying agent or to us. In addition, special rules apply to payments made through a qualified intermediary.

Payments of interest (including OID) that do not meet the above requirements will generally be subject to a United States federal income tax of 30%, collected by means of withholding unless you are a qualified resident of a country with which the United States has an income tax treaty and you provide us or our paying agent with a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of such tax treaty (in which case, you generally will be required to provide a United States taxpayer identification number), or the payments of interest (including OID) are effectively connected with your conduct of a United States trade or business, as described in the following paragraph.

If you are a Non-United States holder engaged in a trade or business in the United States, and if interest (including OID) on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you generally will be subject to United States income tax on such effectively connected income in the same manner as if you were a United States holder. In addition, if you are a foreign corporation, you may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on your effectively connected earnings and profits for the taxable year, subject to certain adjustments. In any case, if the rules described in this paragraph are applicable, you will generally be exempt from withholding tax if you provide to the withholding agent a properly executed IRS Form W-8ECI to claim an exemption from withholding tax.

If you are a Non-United States holder, you should consult your tax advisor regarding any applicable income tax treaties, which may provide for an exemption from, or reduced rate of, U.S. federal income tax withholding or the applicability of branch profits tax, or other rules different from those described above.

Gain on Disposition

If you are a Non-United States holder, you generally will not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a note (except to the extent the disposition proceeds represent accrued interest (including OID) not previously included in income and the exemption described above with respect to interest is not applicable and the interest is not exempt from United States federal income taxation under an applicable treaty) unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by you (and is attributable to a permanent establishment maintained in the United States, if a tax treaty applies), in which case you generally will be subject to United States income tax on such gain in the same manner as a United States holder and may also be subject to a 30% branch profits tax if you are a corporation, or (ii) you are a nonresident alien individual who is present in the United States for 183 or more days during the taxable year and certain other conditions are met, in which case you will generally be subject to a 30% United States federal income tax on any gain recognized (net of certain United States source capital loss).

Information Reporting and Backup Withholding

Payments of interest (including OID) to Non-United States holders with respect to which the requisite certification, as described in “—Interest Income” above, has been received (or for which an exemption has otherwise been established) generally will not be subject to back-up withholding. This exemption does not apply if we or our paying agent has actual knowledge that you are a United States person (or that the conditions of any such exemption are not in fact satisfied). Information reporting (on Form 1042-S) generally will apply to payments of interest and any OID even if certification is provided and the interest (or OID) is exempt from the 30% United States federal withholding tax. Copies of these information returns may also be made available to the tax authorities of the country in which you reside under the provisions of a specific treaty or agreement.

Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through the foreign office of a foreign broker so long as the foreign broker does not have certain types of specified relationships to the United States. Information reporting and backup withholding generally will apply to a payment of the proceeds of a disposition of the notes which is effected by or through a United States office of any broker, unless the broker can reliably associate the payment with a Form W-8BEN or other documentation that establishes that you are the foreign beneficial owner of the payment and certain other conditions are met, or you otherwise establish an exemption. Information reporting generally will also apply to a payment of the proceeds of a disposition of the notes which is effected through a foreign office of a United States broker or a foreign broker with certain types of specified relationships to the United States, unless the broker can reliably associate the payment with a Form W-8BEN or other documentation that establishes that you are the foreign beneficial owner of the payment and certain other conditions are met, or you otherwise establish an exemption. Back-up withholding is not an additional tax. Any amount withheld from a payment to you under the back-up withholding rules is creditable against your actual U.S. federal income tax liability, if any, and a refund may be obtained of any amounts withheld in excess of your actual U.S. federal income tax liability, provided that you file the appropriate forms and/or returns with the IRS.

Legislation Regarding Payments to Certain Foreign Entities

The Hiring Incentives to Restore Employment Act, which contains provisions regarding foreign account tax compliance (“FATCA”), was enacted on March 18, 2010, and, once effective, will impose a 30% U.S. withholding tax on certain “withholdable payments.” “Withholdable payments” include payments of U.S. source interest (including OID) and the gross proceeds from a disposition of property (such as the notes) of a type which can produce U.S. source interest. If you are a “foreign financial institution” (which includes investment entities such as hedge funds and private equity funds), the 30% withholding tax will apply to withholdable payments made to you, unless you enter into an agreement with the U.S. Department of the Treasury (the “Treasury”) to collect and provide substantial information regarding your U.S. account holders, including certain account holders that are foreign entities with U.S. owners, and to withhold 30% on certain “passthru payments.” If you are a “non-financial foreign entity,” FATCA also generally will impose a withholding tax of 30% on withholdable payments made to you unless you provide the withholding agent with a certification that you do not have any substantial U.S. owners or a certification identifying your direct or indirect substantial U.S. owners.

These rules currently apply to applicable payments made after December 31, 2012 (other than payments with respect to certain debt securities discussed below). However, proposed Treasury Regulations provide that the withholding provisions described above will generally apply to payments of interest (including OID) made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of debt securities on or after January 1, 2015.

In addition, these rules currently would not apply to debt securities outstanding on March 18, 2012. However, the proposed Treasury Regulations provide that these rules will not apply to debt securities issued before January 1, 2013 (and not materially modified after December 31, 2012). Therefore, under the proposed Treasury Regulations, if finalized, these rules would not apply to the notes (unless the notes are materially modified after issuance).

The proposed Treasury Regulations described above will not be effective unless they are finalized. It is not known whether the proposed Treasury Regulations will be finalized in their current form or at all. You should consult with your tax advisor regarding these rules.

New Legislation Relating to Net Investment Income

For taxable years beginning after December 31, 2012, newly-enacted legislation is scheduled to impose a 3.8% tax on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes interest (including OID) and certain net gain from the disposition of property, less certain deductions.

You should consult your tax advisor with respect to the tax consequences of the new legislation described above.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
BMO Capital Markets Corp.
J.P. Morgan Securities LLC
Comerica Securities, Inc.
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BOSC, Inc.
IBERIA Capital Partners L.L.C.
Natixis Securities Americas LLC
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Global Hunter Securities, LLC

Total	$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed. The underwriters may offer and sell notes through certain of their affiliates.

The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period of 60 days after the date of this prospectus supplement, without first obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflict of Interest

We intend to use a portion of the net proceeds of this offering to repay borrowings under our bank credit facility. See “Use of Proceeds.” Because we expect that more than 5% of the net proceeds of this offering may be received by substantially all the underwriters in this offering or their affiliates that are lenders under our bank credit facility, this offering is being conducted in accordance with the applicable requirements of FINRA Rule 5121, as administered by FINRA. Pursuant to that rule, a “qualified independent underwriter,” or QIU, meeting certain standards must participate in the preparation of the prospectus and exercise the usual standards of due diligence with respect thereto. Global Hunter Securities, LLC is serving as the QIU in connection with this offering. We have agreed to indemnify Global Hunter Securities, LLC against certain liabilities incurred in connection with it acting as a QIU for this offering, including liabilities under the Securities Act.

Other Relationships

Affiliates of substantially all of the underwriters listed in the table above are lenders and/or agents under our bank credit facility and as such are entitled to be repaid with the net proceeds of the offering that are used to repay the bank credit facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment and commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters, including the validity of the notes offered hereby, will be passed upon for us by Locke Lord LLP, Dallas, Texas. Certain legal matters will be passed upon for the underwriters by Baker Botts L.L.P., Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of our internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2009, 2010 and 2011, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

DEFINITIONS

The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this prospectus supplement. Natural gas equivalents and crude oil equivalents are determined using the ratio of six Mcf to one barrel.

“Bbl” means a barrel of U.S. 42 gallons of oil.

“Bcf” means one billion cubic feet of natural gas.

“Bcfe” means one billion cubic feet of natural gas equivalent.

“Completion” means the installation of permanent equipment for the production of oil or gas.

“Condensate” means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to crude oil.

“GAAP” means generally accepted accounting principals in the United States of America.

“Gross” when used with respect to acres or wells, production or reserves refers to the total acres or wells in which we or another specified person has a working interest.

“MBbls” means one thousand barrels of oil.

“MBbls/d” means one thousand barrels of oil per day.

“Mcf” means one thousand cubic feet of natural gas.

“Mcfe” means one thousand cubic feet of natural gas equivalent.

“MMBbls” means one million barrels of oil.

“MMcf” means one million cubic feet of natural gas.

“MMcf/d” means one million cubic feet of natural gas per day.

“MMcfe/d” means one million cubic feet of natural gas equivalent per day.

“MMcfe” means one million cubic feet of natural gas equivalent.

“Net” when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by us.

“Net production” means production we own less royalties and production due others.

“Oil” means crude oil or condensate.

“Operator” means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

“PV 10 Value” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with the Securities and Exchange Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%. This amount is the same as the standardized measure of discounted future net cash flows related to proved oil and natural gas reserves except that it is determined without deducting future income taxes. Although PV 10 Value is not a financial measure calculated in accordance with GAAP, management believes that the presentation of PV 10 Value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account corporate future income taxes and our current tax structure. We use this measure when assessing the potential return on investment related to our oil and gas properties. Because many factors that are unique to any given company affect the amount of estimated future income taxes, the use of a pre-tax measure is helpful to investors when comparing companies in our industry.

“Proved developed reserves” means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“Proved reserves” means the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

“Recompletion” means the completion for production of an existing well bore in another formation from which the well has been previously completed.

“Reserve life” means the calculation derived by dividing year-end reserves by total production in that year.

“Royalty” means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

“Tcfe” means one trillion cubic feet of natural gas equivalent.

“Working interest” means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner’s royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

“Workover” means operations on a producing well to restore or increase production.

PROSPECTUS

COMSTOCK RESOURCES, INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

GUARANTEES OF DEBT SECURITIES

We may offer and sell from time to time, in one or more offerings:

•	shares of common stock;

•	shares of preferred stock;

•	debt securities;

•	warrants; and/or

•	units consisting of combinations of any of the foregoing.

Our debt securities may be guaranteed by Comstock Oil & Gas, LP, Comstock Oil & Gas-Louisiana, LLC, Comstock Oil & Gas GP, LLC, Comstock Oil & Gas Investments, LLC, or Comstock Oil & Gas Holdings, Inc., each a wholly-owned subsidiary of Comstock Resources, Inc.

This prospectus provides you with a general description of these securities. Each time we will offer and sell them, we will provide their specific terms in a supplement to this prospectus. Such prospectus supplement may add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as all documents incorporated by reference in this prospectus and any accompanying prospectus supplement, carefully before you invest in our securities. This prospectus may not be used to offer and sell securities, unless accompanied by a prospectus supplement.

We may offer the securities directly, through agents designated from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. For more information on this topic, please see “Plan of Distribution.”

Our common stock is traded on the New York Stock Exchange under the symbol “CRK.”

Investing in securities offered by this prospectus involves a high degree of risk. Please see the “Risk Factors” sections beginning on page 4 of this prospectus, in the applicable prospectus supplement, and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 5, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing what is commonly referred to as a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC, and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained, or incorporated by reference, in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement, and any other document incorporated by reference is accurate only as of the date on the front cover of the respective document. Our business, financial condition, results of operations, and prospects may have changed since those dates.

Under no circumstances should the delivery of this prospectus to you create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Unless otherwise indicated, or unless the context otherwise requires, all references in this prospectus to “Comstock,” “we,” “us,” and “our” mean Comstock Resources, Inc. and our consolidated subsidiaries. In this prospectus, we sometimes refer to the shares of common stock, shares of preferred stock, debt securities, warrants, and units consisting of combinations of any of the foregoing collectively as the “securities.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are identified by use of terms such as “expect,” “estimate,” “anticipate,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “would,” and similar terms. All statements, other than statements of historical or current facts, included in this prospectus, are forward-looking statements, including statements regarding:

•	amount and timing of future production of oil and natural gas;

•	the availability of exploration and development opportunities;

•	amount, nature, and timing of capital expenditures;

•	the number of anticipated wells to be drilled after the date hereof;

•	our financial or operating results;

•	our cash flow and anticipated liquidity;

•	operating costs, including lease operating expenses, administrative costs, and other expenses;

•	finding and development costs;

•	our business strategy; and

•	other plans and objectives for future operations.

Any or all of our forward-looking statements in this prospectus may turn out to be incorrect. They can be affected by a number of factors, including, among others:

•	the risks described in “Risk Factors” and elsewhere in this prospectus and in any accompanying prospectus supplement;

•	the volatility of prices and supply of, and demand for, oil and natural gas;

•	the timing and success of our drilling activities;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute, or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and natural gas industry, including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards;

•	our ability to effectively market our oil and natural gas;

•	the availability of rigs, equipment, supplies, and personnel;

•	our ability to discover or acquire additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	general economic conditions, the status of the financial markets, and competitive conditions;

•	our ability to retain key members of our senior management and other key employees; and

•	hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage that impact the supply of crude oil and natural gas.

COMSTOCK RESOURCES, INC.

We originally incorporated as a Delaware corporation in 1919 under the name Comstock Tunnel and Drainage Company for the primary purpose of conducting gold and silver mining operations in and around the Comstock Lode in Nevada. In 1983, we reincorporated under the laws of the State of Nevada. In November 1987, we changed our name to Comstock Resources, Inc.

Today, our common stock is listed and traded on the New York Stock Exchange under the symbol “CRK,” and we are engaged in the acquisition, development, production, and exploration of oil and natural gas. Our executive offices are located at 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034, and our telephone number is (972) 668-8800.

In August 2008, we divested of our interests in our offshore oil and gas properties through the sale of our stake in Bois d’Arc Energy, Inc. and, accordingly, the information contained herein pertains solely to our continuing onshore oil and gas operations. Such operations are concentrated in the East Texas/North Louisiana and South Texas regions.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties:

•	under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year that ended December 31, 2008, which is incorporated by reference in this prospectus;

•

under this heading or similar headings, such as “Quantitative and Qualitative Disclosures About Market Risk,” in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K; and

•	in any other place in this prospectus, any applicable prospectus supplement as well as in any document that is incorporated by reference in this prospectus.

See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those we currently believe may materially affect Comstock. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may materially and adversely affect our business, financial condition, and results of operations.

USE OF PROCEEDS

Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus:

•	to refinance certain existing indebtedness;

•	to finance acquisitions and the development and exploration of our properties; and

•	for general corporate purposes.

We may invest funds not required immediately for these purposes in marketable securities and short-term investments. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Years Ended December 31,										Six Months Ended June 30,
	2004		2005		2006		2007		2008		2008		2009
Ratio of earnings to fixed charges	3.7	x	5.8	x	5.2	x	3.3	x	4.4	x	9.5	x	—

The ratios were computed by dividing earnings by fixed charges. “Earnings” consist of income from continuing operations before income taxes, interest expense, and that portion of non-capitalized rental expense deemed to be the equivalent of interest, while “fixed charges” consists of interest expense, capitalized interest expense, preferred stock dividends, and that portion of non-capitalized rental expense deemed to be the equivalent of interest. For the six months ended June 30, 2009, earnings were inadequate to cover fixed charges. The coverage deficiency was $26.2 million. See the “Computation of Earnings to Fixed Charges Ratio” that is filed as Exhibit 12.1 to the registration statement of which this prospectus is a part.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.50 per share and 5,000,000 shares of preferred stock, $10.00 par value per share. At October 5, 2009 we had

46,621,445 shares of common stock and no shares of preferred stock issued and outstanding. At that date, we also had options and warrants outstanding to purchase 453,620 shares of our common stock.

The following is a summary of the key terms and provisions of our equity securities. You should refer to the applicable provisions of our restated articles of incorporation, bylaws, the general corporate law of Nevada, and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the certificate of designation creating that series, all voting rights are vested in the holders of shares of common stock. Holders of shares of common stock have no right to cumulate votes in the election of directors, thus, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election.

Dividends.    Dividends may be paid to the holders of common stock when, as, and if declared by the board of directors out of funds legally available for their payment, subject to the rights of the holders of preferred stock, if any. We have never declared a cash dividend on our common stock and intend to continue our policy of using retained earnings for expansion of our business.

Rights upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally, in proportion to the number of shares of common stock held by them, in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Non-Assessable.    All outstanding shares of common stock are fully paid and non-assessable. Any additional common stock we offer and issue under this prospectus, and any related prospectus supplement, will also be fully paid and non-assessable.

No Preemptive Rights.    Holders of common stock are not entitled to preemptive purchase rights in future offerings of our common stock. Although our restated articles of incorporation do not specifically deny preemptive rights, pursuant to the general corporate law of Nevada, our stockholders do not have preemptive rights with respect to shares that are registered under Section 12 of the Exchange Act and our common stock is so registered.

Listing.    Our outstanding shares of common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “CRK.” Any additional common stock we issue will also be listed on the NYSE and any other exchange on which our common stock will then be traded.

Preferred Stock

Our board of directors can, without approval of our stockholders, issue one or more series of preferred stock and determine the number of shares of each series and the rights, preferences, and limitations of each series. The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a more specific description will be filed with the SEC, and the designations and rights of such preferred stock will be described in a prospectus supplement, including the following terms:

•	the series, the number of shares offered, and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the preferred stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the preferred stock.

The description of the terms of the preferred stock that will be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of preferred stock. The registration statement, of which this prospectus forms a part, will include the certificate of designation as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may:

•	rank prior to our common stock as to dividend rights, liquidation preference, or both;

•	have full or limited voting rights; and

•	be convertible into shares of common stock.

As a result, the issuance of shares of preferred stock may:

•	discourage bids for our common stock; or

•	otherwise adversely affect the market price of our common stock or any then existing preferred stock.

Any preferred stock will, when issued, be fully paid and non-assessable.

Stockholders’ Rights Plan

On December 8, 2000, our board of directors adopted Comstock’s Stockholders’ Rights Plan and we declared a dividend distribution of one preferred stock purchase right for each outstanding share of our common stock. Each purchase right entitles the registered holder to purchase from us one one-hundredth of a share of our series A junior participating preferred stock, $10.00 par value per share, at an exercise price of $50.00 per one one-hundredth of a share of preferred stock, subject to adjustment. The description and terms of the purchase rights are set forth in a rights agreement between us and American Stock Transfer and Trust Company, as rights agent.

The purchase rights are initially evidenced by the common stock certificates as no separate purchase rights certificates have been distributed. The purchase rights separate from our common stock and a distribution date will occur at the close of business on the earliest of:

•

the tenth business day following a public announcement that a person or group of affiliated or associated persons (“Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of our common stock (“Stock Acquisition Date”);

•

the tenth business day (or such later date as may be determined by action of our board of directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding shares of our common stock; or

•

the tenth business day after (i) our board of directors determined that any individual, firm, corporation, partnership, or other entity (alone or together with its affiliates and associates; collectively, an “Adverse Person,” if so determined and declared according to the following procedure) has become the beneficial owner of at least 10% of the shares of our common stock then outstanding, and (ii) a majority of our continuing directors who are not our officers, after reasonable inquiry and investigation (including consulting with such Adverse Person as such directors shall deem appropriate), determined that:

(a)  such amount of beneficial ownership of our common stock is substantial; and

(b)  such beneficial ownership by the Adverse Person is intended to cause (I) Comstock to repurchase the common stock beneficially owned by the Adverse Person; or (II) pressure on Comstock to take action, or enter into a transaction, intended to provide the Adverse Person with short-term financial gain, and that the best long-term interests of Comstock and Comstock’s stockholders would not be served by taking such action, or entering into such transaction or series of transactions, at that time; or (III) or is reasonably likely to cause, a material adverse impact on Comstock.

The purchase rights are not exercisable until the distribution date outlined above and will expire at the close of business on December 18, 2010, unless earlier redeemed by us. If (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of our common stock (except (a) pursuant to certain offers for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers, or (b) solely due to a reduction in the number of shares of our common stock outstanding as a result of the repurchase of shares of common stock by us), or (ii) our board of directors determines that a person is an Adverse Person, each holder of a purchase right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property, or our other securities) having a value equal to two times the exercise price of the purchase right. Notwithstanding any of the foregoing, following the occurrence of either of the events set forth in this paragraph, all purchase rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void.

If at any time following the Stock Acquisition Date, (i) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or in which we are the surviving corporation, but our common stock is changed or exchanged (other than a merger which follows an offer for all outstanding shares of common stock approved by at least a majority of the continuing directors who are not our officers), or (ii) more than 50% of our assets, cash flow or earning power is sold or transferred, each holder of a purchase right (except purchase rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company, having a value equal to two times the exercise price of the purchase right.

At any time after the earlier to occur of (i) an Acquiring Person becoming such, or (ii) the date on which our board of directors declares an Adverse Person to be such, our board of directors may cause us to exchange the purchase rights (other than purchase rights owned by the Adverse Person or Acquiring Person, as the case may be, which will have become null and void), in whole or in part, at an exchange ratio of one share of common stock per purchase right (subject to adjustment). Notwithstanding the foregoing, no such exchange may be effected at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

The rights plan has certain anti-takeover effects including making it prohibitively expensive for a corporate raider to try to control or take us over unilaterally without negotiation with our board of directors. Although intended to preserve the best long-term value for our stockholders, the rights plan may make it more difficult for stockholders to benefit from certain transactions which are opposed by the continuing directors who are not our officers.

Anti-Takeover Provisions

In addition to the rights plan, our restated articles of incorporation and bylaws and the general corporate law of Nevada include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a classified board of directors, authorized blank check preferred stock, restrictions on business combinations, and the availability of authorized but unissued common stock. Please see “Preferred Stock” above.

Our bylaws contain provisions dividing the board of directors into classes with only one class standing for election each year. A staggered board of directors makes it more difficult for stockholders to change the majority of the directors and instead promotes a continuity of existing management.

Combinations with Interested Stockholders Statute.    Sections 78.411 to 78.444 of the Nevada Revised Statutes (N.R.S.), which apply to any Nevada corporation subject to the reporting requirements of Section 12 of the Exchange Act, including us, prohibits an “interested stockholder” from entering into a “combination” with the corporation for three years, unless certain conditions are met. A “combination” includes:

•

any merger of the corporation or a subsidiary of the corporation with an “interested stockholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition in one transaction, or a series of transactions, to or with an “interested stockholder” of assets:

(i)  having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets;

(ii)  having an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

(iii)  representing 10% or more of the earning power or net income of the corporation;

•

any issuance or transfer of shares of the corporation or its subsidiaries, to the “interested stockholder,” having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the corporation;

•	the adoption of any plan, or proposal for the liquidation or dissolution of the corporation, proposed by the “interested stockholder;”

•	certain transactions which would result in increasing the proportionate share of shares of the corporation owned by the “interested stockholder;”

•	a recapitalization of the corporation; or

•	the receipt by an “interested stockholder,” except proportionately as a stockholder, of the benefits of any loans, advances, or other financial benefits provided by the corporation.

An “interested stockholder” is a person who:

•	directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation; or

•

an affiliate or associate of the corporation, which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the Combinations with Interested Stockholders Statute applies may not engage in a “combination” within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder’s acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval is not obtained, the combination may be consummated after the three year period expires if either (i)(a) the board of directors of the corporation approved, prior to such person becoming an interested stockholder, the combination or the purchase of shares by the interested stockholder, or (b) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the interested stockholder at a meeting called no earlier than three years after the date the interested stockholder became such, or (ii) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of shares of common stock and holders of any other class or series of shares meets the minimum requirements set forth in the statue, and prior to the completion of the combination, except in limited circumstances, the “interested stockholder” has not become the beneficial owner of additional voting shares of the corporation.

Acquisition of Controlling Interest Statute.    In addition, Nevada’s “Acquisition of Controlling Interest Statute,” prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. Sections 78.378 to 78.3793 of the N.R.S. only apply to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, that do business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application.

We do not intend to “do business” in Nevada within the meaning of the Acquisition of Controlling Interest Statute. Therefore, we believe it is unlikely that this statute will apply to us. The statute specifies three thresholds:

•	at least one-fifth but less than one-third;

•	at least one-third but less than a majority; and

•	a majority or more,

of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

A special stockholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders’ meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

Our articles of incorporation and bylaws do not currently permit us to redeem an acquiror’s shares under these circumstances. The Acquisition of Controlling Interest Statute also provides that in the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid by the acquiror in the transaction subjecting the acquiror to this statute).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The applicable prospectus supplement will describe the specific terms of the debt securities offered by such supplement.

We may issue debt securities either separately, or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either our senior obligations issued in one or more series and referred to herein as the senior debt securities, or our subordinated obligations issued in one or more series and referred to herein as the subordinated debt securities. The debt securities will be our general obligations. Each series of debt securities will be issued under an indenture agreement between us and an independent third party, usually a bank or trust company, known as a trustee, who will be legally obligated to carry out the terms of the indenture. We may issue the debt securities offered hereby under one or more indentures, as one or as separate series, as specified in the applicable prospectus supplement(s).

This summary of certain terms and provisions of the debt securities and indenture is based on the form of indenture for debt securities that we expect to enter into with The Bank of New York Mellon Trust Company, N.A. and is filed as Exhibit 4.4 to the registration statement of which this prospectus is a part; it is not complete. We expect that the indenture that we actually will enter into will be substantially in the form of such exhibit. If we refer to particular provisions of the indenture, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indenture that we actually will enter into will be filed as an exhibit to documents that we will file under the Exchange Act which are incorporated by reference into this prospectus. You should refer to that indenture, as supplemented, for a complete statement of the terms and rights of our debt securities.

General

The indenture may not limit the amount of debt securities which we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

•	the title and aggregate principal amount;

•	the date(s) when principal is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	the places where the principal and interest will be payable;

•	any mandatory or optional redemption or repurchase terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•

whether such debt securities will be senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of senior indebtedness;

•	additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	whether the debt securities will be issued in the form of global securities, as discussed below, or certificates;

•	any applicable material federal tax consequences;

•	the dates on which premiums, if any, will be payable;

•	our right, if any, to defer payment of interest and the maximum length of such deferral period;

•	any paying agents, transfer agents, registrars, or trustees (except as provided for herein);

•	any listing on a securities exchange;

•	if convertible into common stock or preferred stock, the terms on which such debt securities are convertible;

•

the terms, if any, of the transfer, mortgage, pledge, or assignment as security for any series of debt securities of any properties, assets, proceeds, securities, or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as then in effect;

•	restrictions on the declaration of dividends, if any;

•	restrictions on issuing additional debt, if any;

•	material limitations or qualifications on the debt securities imposed by the rights of any of our other securities, if any;

•	the initial offering price; and

•	other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

The terms of the debt securities of any series may differ, and without the consent of the holders of the debt securities of any series, we may reopen a previous series of debt securities and issue additional debt securities of such series or establish additional terms of such series, unless otherwise indicated in the applicable prospectus supplement.

Non-U.S. Currency

If the purchase price of any debt securities is payable in a currency other than United States dollars (“U.S. dollars”) or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

Original Issue Discount Securities

Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon such acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Covenants

Under the indenture, we will be required to:

•	pay the principal, interest, and any premium on the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year, reviewing our obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest, or any premium.

Any additional covenants will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons, and such registered securities will be issued in denominations of $1,000 or any integral multiple thereof.

Unless otherwise indicated in a prospectus supplement, Comstock will pay interest on the debt securities to the persons who are their registered holders at the close of business on a certain date preceding the respective interest payment date. We will not be required to register the transfer or exchange of debt securities of any series during a period beginning 15 days before the mailing of a notice of redemption of or an offer to repurchase debt securities of that series or 15 days before an interest payment date.

Unless otherwise indicated in the applicable prospectus supplement, holders must surrender the debt securities to a Paying Agent to collect principal payments. It is expected that initially, The Bank of New York Mellon Trust Company, N.A. will act as paying agent. We may appoint and change any paying agent, registrar or co-registrar without notice. Comstock may act as paying agent, registrar or co-registrar.

Ranking of Debt Securities

The senior debt securities will be our unsubordinated obligations and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness. The prospectus supplement will describe the subordination provisions and set forth the definition of senior indebtedness applicable to the subordinated debt securities, and will set forth the approximate amount of such senior indebtedness outstanding as of a recent date.

Subsidiary Guarantors

One or more of our subsidiaries may fully and unconditionally guarantee any series of debt securities offered by this prospectus, as set forth in the applicable prospectus supplement. These subsidiaries are sometimes referred to in this prospectus as possible subsidiary guarantors. The term “subsidiary guarantors” with respect to a series of debt securities refers to our subsidiaries that guaranty such series of debt securities. The applicable prospectus supplement will name the subsidiary guarantors, if any, for that series of debt securities and will describe the terms of the guarantee by the subsidiary guarantors.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository, such as the Depository Trust Company, identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole:

•	by the depository to a nominee of such depository;

•	by a nominee of such depository to such depository or another nominee of such depository; or

•	by such depository, or any such nominee to a successor of such depository, or a nominee of such successor.

The specific terms of the depository arrangement with respect to a series of global debt securities and certain limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any authorization, demand, direction, notice, consent, or waiver under the indenture, the amount of outstanding debt securities will be calculated based on the following:

•

the portion of the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable upon a declaration of acceleration pursuant to the terms of such original issue discount security as of the date of such determination;

•

the principal amount of a debt security denominated in a currency other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issue of such debt security, of the principal amount of such debt security; and

•	any debt security owned by us or any obligor on such debt security or any affiliate of us or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities may be redeemable at our option, may be subject to mandatory redemption pursuant to a sinking fund or otherwise, or may be subject to repurchase by us at the option of the holders, in each case upon the terms, at the times and at the prices set forth in the applicable prospectus supplement.

Conversion and Exchange

The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock, preferred stock, or other debt securities will be set forth in the applicable prospectus supplement. Such terms of conversion or exchange may be either mandatory, at the option of the holders, or at our option.

Consolidation, Merger and Sale of Assets

The indenture generally will permit a consolidation or merger between us and another corporation, if the surviving corporation meets certain limitations and conditions. Subject to those conditions, the indenture may also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation shall assume all of our responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

We are only permitted to consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indentures, as indicated in the applicable prospectus supplement. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an event of default, as defined in the indenture and applicable to debt securities issued under such indenture, typically will occur with respect to the debt securities of any series under the indenture upon:

•	default for a period to be specified in the applicable prospectus supplement in payment of any interest with respect to any debt security of such series;

•	default in payment of principal or any premium with respect to any debt security of such series when due upon maturity, redemption, repurchase at the option of the holder, or otherwise;

•

default by us in the performance, or breach, of any other covenant or warranty in the indenture, which shall not have been remedied for a period to be specified in the applicable prospectus supplement after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the indenture;

•	certain events of bankruptcy, insolvency, or reorganization of Comstock or our subsidiary guarantors; or

•	any other event of default that may be set forth in the applicable prospectus supplement, including an event of default based on other debt being accelerated, known as a “cross-acceleration.”

No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities. If the trustee considers it in the interest of the holders to do so, the trustee under an indenture may withhold notice of the occurrence of a default with respect to the debt securities to the holders of any series outstanding, except a default in payment of principal, premium, if any, or interest, if any.

The indenture will provide that if an event of default with respect to any series of debt securities issued thereunder shall have occurred and be continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series to be due and payable immediately. In the case of original issue discount securities, the trustee may declare as due and payable such lesser amount as may be specified in the applicable prospectus supplement. However, upon certain conditions, such declaration and its consequences may be rescinded and annulled by the holders of at least a fixed percentage in principal amount of the debt securities of all series issued under the indenture.

The applicable prospectus supplement will provide the terms pursuant to which an event of default shall result in acceleration of the payment of principal of debt securities.

In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any debt securities of any series, the applicable trustee, subject to certain limitations and conditions, may institute a judicial proceeding for the collection thereof.

No holder of any of the debt securities of any series will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of such series:

•	have made written request to the trustee to institute such proceeding as trustee, and offered reasonable indemnity to the trustee;

•	the trustee has failed to institute such proceeding within the time period specified in the applicable prospectus supplement after receipt of such notice; and

•

the trustee has not within such period received directions inconsistent with such written request by holders of a majority in principal amount of the outstanding debt securities of such series. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on the debt security on or after the respective due dates expressed in the debt security.

During the existence of an event of default under an indenture, the trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default shall occur and be continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the trustee, the holders of at least a fixed percentage in principal amount of the outstanding debt securities of any series have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred on the trustee with respect to such series.

The indenture provides that the trustee will, within the time period specified in the applicable prospectus supplement after the occurrence of any default, give to the holders of the debt securities of such series notice of such default known to it, unless such default shall have been cured or waived; provided that the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders, except in the case of a default in payment of principal of or premium, if any, on any debt security of such series when due or in the case of any default in the payment of any interest on the debt securities of such series.

We will be required to furnish to the trustee annually a statement as to compliance with all conditions and covenants under the indenture.

Modification and Waivers

From time to time, when authorized by resolutions of our board of directors and by the trustee, we may, without the consent of the holders of debt securities of any series, amend, waive, or supplement the indenture and the debt securities of such series for certain specified purposes, including, among other things:

•	to cure ambiguities, defects, or inconsistencies;

•	to provide for the assumption of our obligations to holders of the debt securities of such series in the case of a merger or consolidation;

•	to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of such series;

•	to establish the form or terms of debt securities of any series and any related coupons;

•	to add subsidiary guarantors with respect to the debt securities of such series;

•	to release any subsidiary guarantor from its obligations under its guarantee in compliance with the terms of the indenture;

•	to secure the debt securities of such series;

•	to maintain the qualification of the indenture under the Trust Indenture Act; or

•	to make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the indenture or the debt securities issued thereunder may be made by the trustee and us with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected, with each series voting as a separate class; provided that, without the consent of the holder of each outstanding debt security affected, no such modification or amendment may:

•	reduce the principal amount of, or extend the fixed maturity of the debt securities, or alter or waive any redemption, repurchase, or sinking fund provision of the debt securities;

•	reduce the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

•	change the currency in which any debt securities, or any premium or the accrued interest thereon is payable;

•

reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement, or waiver or consent to take any action under the indenture or the debt securities of such series;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

•	waive a default in payment with respect to the debt securities or any subsidiary guarantee; or

•	reduce the rate or extend the time for payment of interest on the debt securities.

The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the relevant indenture, including any set forth in the applicable prospectus supplement. The holders of a fixed percentage in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of that series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision which cannot be modified or amended without the consent of the holders of each outstanding debt security of the series affected.

Discharge, Defeasance and Covenant Defeasance

When we establish a series of debt securities, we may provide that such series is subject to the defeasance and discharge provisions of the indenture. If those provisions are made applicable, we may elect either:

•	to terminate and be discharged from all of our obligations with respect to those debt securities subject to some limitations; or

•	to be released from our obligations to comply with specified covenants relating to those debt securities, as described in the applicable prospectus supplement.

To effect that defeasance, or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or similar payments on those debt securities. This deposit may be made in any combination of funds or government obligations. On such a defeasance, we will not be released from certain of our obligations that will be specified in the applicable prospectus supplement.

To establish such a trust, we must deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

•	will not recognize income, gain, or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

•

will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred (and, in the case of defeasance, such opinion must be based upon a published ruling of the Internal Revenue Service or a change in applicable income tax laws).

If we effect covenant defeasance with respect to any debt securities, the amount of deposit with the relevant trustee must be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity, if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Initial Trustee

The initial trustee named in the form of indenture for debt securities is The Bank of New York Mellon Trust Company, N.A.

Regarding the Trustees

The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims as security or otherwise. Each trustee is permitted to engage in other transactions with us from time to time, provided that, if such trustee becomes subject to any conflicting interest, it must eliminate such conflict upon the occurrence of an event of default under the relevant indenture, or else resign as trustee.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	any changes or adjustments to the exercise price;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate, or price of one or more specified commodities, currencies, securities, or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, or warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer, or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and applicable prospectus supplements in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to purchasers, including institutional investors; or

•	through a combination of any such methods of sale.

Any such underwriter, dealer, or agent may be deemed to be an underwriter within the meaning of the Securities Act.

The applicable prospectus supplement relating to the securities will set forth:

•	the offering terms, including the name or names of any underwriters, dealers, or agents;

•	the purchase price of the securities and the proceeds to us from such sales;

•	any underwriting discounts, commissions, and other items constituting compensation to underwriters, dealers, or agents;

•	any initial public offering price, if applicable;

•	any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers;

•	in the case of debt securities, the interest rate, maturity, and redemption provisions; and

•	any securities exchanges on which the securities may be listed.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise stated in an applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities will be subject to certain customary closing conditions and the underwriters or dealers will be obligated to purchase all the securities if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Securities may be sold directly by us, or through agents designated by us, from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus and a prospectus supplement is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers, or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers, and agents may be entitled under agreements entered into with us to be indemnified by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers, and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each class or series of securities will be a new issue of securities with no established trading market, other than the common stock, which is listed on the NYSE. We may elect to list any other class or series of securities on any exchange, other than the common stock, but we are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

Certain persons participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered in accordance with Regulation M under the Exchange Act. In connection with any such offering, the underwriters or agents, as the case may be, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of securities than they are required to purchase from us, as the case may be, in the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the securities sold for their account may be reclaimed by the syndicate if such securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain, or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. These transactions may be effected on the NYSE in the over-the-counter market or otherwise. These activities will be described in more detail in the sections entitled “Plan of Distribution” or “Underwriting” in the applicable prospectus supplement.

The prospectus supplement or pricing supplement, as applicable, will set forth the anticipated delivery date of the securities being sold at that time.

LEGAL MATTERS

Locke Lord Bissell & Liddell LLP, Dallas, Texas, will issue an opinion for us regarding the legality of the securities offered by this prospectus and applicable prospectus supplement. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008 appearing in our Current Report (Form 8-K) dated September 22, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2008 included in our Annual Report (Form 10-K) for the year ended December 31, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Comstock Resources, Inc. for the quarterly periods ended March 31, 2009 and March 31, 2008, and the quarterly periods ended June 30, 2009 and June 30, 2008, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 5, 2009 and August 4, 2009, included in Comstock Resources, Inc.’s reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, respectively, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of a registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Certain estimates of our oil and natural gas reserves and related information incorporated by reference in this prospectus have been derived from engineering reports prepared by Lee Keeling & Associates as of December 31, 2006, 2007 and 2008, and all such information has been so included on the authority of such firm as an expert regarding the matters contained in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and therefore we file annual, quarterly and current reports, proxy statements, and other documents with the SEC. You may read and copy any of the reports, proxy statements, and any other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website at http://www.sec.gov that contains reports, proxies, information statements, and other information regarding registrants, including us, that file electronically with the SEC. We also maintain a website at http://www.comstockresources.com; however, the information contained at this website does not constitute part of this prospectus or any prospectus supplement. Reports, proxies, information statements, and other information about us may also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information about us and the securities that may be offered, we refer you to the registration statement and the exhibits that are filed with it. You can review and copy the registration statement and its exhibits and schedules at the addresses listed above.

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K) until the offering of the securities described herein is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 25, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 6, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 4, 2009;

•	Our Current Report on Form 8-K, filed with the SEC on January 5, 2009;

•	Our Current Report on Form 8-K, filed with the SEC on February 6, 2009;

•	Our Current Report on Form 8-K, filed with the SEC on September 22, 2009; and

•

The description of our common stock, par value $0.50 per share, contained in the Company’s registration statement on Form 8-A (Registration Statement No. 001-03262) filed with the SEC on December 6, 1996, pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this prospectus shall be deemed modified, superseded, or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is, or is deemed to be incorporated, by reference in this prospectus modifies, supersedes, or replaces such statement. Any statement so modified, superseded, or replaced shall not be deemed, except as so modified, superseded, or replaced, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon that person’s written or oral request, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents). Requests should be directed to:

Comstock Resources, Inc.

Attention: Roland O. Burns, Senior Vice President

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Telephone number: (972) 668-8800

$250,000,000

% Senior Notes due 2020

PROSPECTUS    SUPPLEMENT

Joint Book-Running Managers

BofA Merrill Lynch

BMO Capital Markets

J.P. Morgan

Co-Managers

BB&T Capital Markets

BOSC, Inc.

Comerica Securities

Global Hunter Securities

IBERIA Capital Partners L.L.C.

Lloyds Securities

Mitsubishi UFJ Securities

Natixis

Scotiabank

SunTrust Robinson Humphrey

US Bancorp

                , 2012